Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BROADCOM LIMITED,

BROADCOM CORPORATION,

BOBCAT MERGER SUB, INC.

AND

BROCADE COMMUNICATIONS SYSTEMS, INC.

NOVEMBER 2, 2016

Page

ARTICLE 1. Definitions		1

Section 1.01	Definitions	1

i

ii

Schedules
Schedule 1.01	Top OEM Customers
Schedule 6.08	Potential Sale Assets
Schedule 7.01(e)	Certain Regulatory Matters
Schedule 8.01(b)	Antitrust Jurisdictions

Exhibits
Exhibit A	Certificate of Merger
Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2016, is entered into by and among Brocade Communications Systems, Inc., a Delaware corporation (the “Company”), Broadcom Limited, a limited company organized under the laws of the Republic of Singapore (“Ultimate Parent”), Broadcom Corporation, a California corporation and an indirect subsidiary of Ultimate Parent (“Parent”), and Bobcat Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of Merger Sub and the board of directors of the Company (the “Company Board of Directors”) have unanimously approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of directors of Ultimate Parent and the board of directors of Parent have unanimously approved and declared advisable, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board of Directors has unanimously recommended the adoption of this Agreement to its stockholders;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing a support agreement in favor of Parent (the “Support Agreement”); and

WHEREAS, Ultimate Parent, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Ultimate Parent, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1.

Definitions

Section 1.01     Definitions.

(a)      As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquired Company Employees” mean all employees of the Acquired Companies who (i) as of immediately following the Effective Time, continue to be employed by any Acquired Company, or (ii) remain or become, as of immediately following the Effective Time, employees of the Surviving Corporation.

“Acquired Company Service Providers” mean all non-employee service providers of the Acquired Companies who, as of immediately following the Effective Time, continue their service with the Acquired Companies, other than any such service providers who are ineligible to be included on a registration statement filed by Ultimate Parent on Form S-8.

“Acquisition Proposal” means, other than any proposal (which may be in the form of an expression of interest) or offer from Ultimate Parent, Parent or any of their Subsidiaries, any proposal (which may be in the form of an expression of interest) or offer (whether or not in writing) contemplating an Acquisition Transaction.

“Acquisition Transaction” means, other than the transactions contemplated by this Agreement, any transaction or series of transactions involving:

(i) the sale, lease, exchange, transfer, license, disposition (including by way of merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction or the liquidation or dissolution of one or more of the Acquired Companies) or acquisition of any business or businesses or assets that, in any such case, constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Acquired Companies, taken as a whole; or

(ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (other than any such transaction by any Company Subsidiary by or with the Company or any other Company Subsidiary) (A) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company or any of its Subsidiaries whose businesses or assets constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Acquired Companies, taken as a whole; or (B) in which the Company or any of its Subsidiaries whose businesses or assets constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Acquired Companies, taken as a whole issues securities representing more than 15% of any class of its outstanding voting securities (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class).

provided, that in no event shall any Potential Asset Sale Transaction constitute an Acquisition Transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or the Republic of Singapore are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor body.

“CFIUS Clearance” means that any review or investigation by CFIUS of the transactions contemplated by this Agreement shall have been concluded, and either (i) the parties shall have received written notice that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by this Agreement, or (ii) the President of the United States shall have determined not to use his or her powers pursuant to Exon-Florio to unwind, suspend or prohibit the consummation of the transactions contemplated by this Agreement.

“Closing Date Payments” means (i) the payment in full, in cash, of the aggregate Merger Consideration, RSU Consideration, PSU Consideration and Option Consideration required to be paid by Parent and Merger Sub in connection with the consummation of the Transaction, (ii) the payment of all costs, fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger and (iii) the payment of any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of the Company Balance Sheet Date and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means July 30, 2016.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Compensatory Award” means each Company Option, Company PSU Award, Company RSU Award and other equity-based award denominated in Company Common Stock that was granted pursuant to a Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company ESPP” means the Company’s 2009 Employee Stock Purchase Plan, as amended and restated.

“Company IP” means all Intellectual Property Rights owned or purported to be owned by any Acquired Company.

“Company IP Contract” means any Contract to which any Acquired Company is party or by which any Acquired Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Technology or Intellectual Property Rights developed by, with, or for any Acquired Company, or licensed by, with or to any Acquired Company.

“Company Material Adverse Effect” means any effect, event, change, occurrence, development or state of facts (whether or not foreseeable as of the date of this Agreement) that, individually or when taken together with all other effects, events, changes, occurrences, developments or states of facts, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, that in no event shall any of the following be considered in determining whether such material adverse effect has occurred or would reasonably be expected to occur:

(i) any change in general economic or political conditions in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses);

(ii) any change in the financial, credit or securities markets in general (including changes in interest rates and exchange rates) in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses);

(iii) any events, circumstances, changes or effects that generally affect the industries in which any of the Acquired Companies operate (but only, in each case, to the extent such events, circumstances, changes or effects do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses);

(iv) any change after the date hereof in GAAP, other applicable accounting rules or Applicable Law which is applicable to the Acquired Companies, the operation of the business of any Acquired Company, or any of their respective properties or assets (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses);

(v) any changes in the market price or trading volume of Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such changes or failures may be considered in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect);

(vi) acts of war or terrorism, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters and other similar events in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such disasters or events do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses);

(vii) the entry into, announcement and pendency of this Agreement and the transactions contemplated hereby and the performance of this Agreement by the Acquired Companies (including, for the avoidance of doubt, (A) any loss of revenue or earnings, (B) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees or investors, or (C) any impact to the extent resulting from the actions or transactions contemplated by Section 6.08, in either case, arising out of the execution, delivery or performance of this Agreement and the pendency of the transactions contemplated hereby); or

(viii) the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement.

“Company Option” means any option to purchase Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Preferred Stock” means the preferred stock, $0.001 par value, of the Company.

“Company Products” means the products and services currently designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed, supported or otherwise made available by or for any Acquired Company, including any product or service currently under development by any Acquired Company.

“Company PSU Award” means any award of restricted stock units (or the portion of such award, as applicable) with respect to Company Common Stock which was granted pursuant to a Company Stock Plan and as of immediately prior to the Closing Date, is subject to vesting based on the achievement of any performance goals or market-based conditions.

“Company RSU Award” means any award of restricted stock units with respect to Company Common Stock which was granted pursuant to a Company Stock Plan that, as of immediately prior to the Closing Date, is not subject to vesting based on the achievement of any performance goals or market-based conditions.

“Company Software” means Software the Copyright in which is owned by an Acquired Company.

“Company Stock Plans” means the Company’s 1999 Stock Plan, as amended and restated, the Company’s 1999 Director Plan, as amended and restated, the Company’s 2009 Stock Plan, as amended and restated, the Company’s 2009 Director Plan, as amended and restated, the 2001 McDATA Equity Incentive Plan, and the Company’s Inducement Award Plan, as amended and restated.

“Company Termination Fee” means an amount equal to $195,000,000.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, sublicense, subcontract, purchase order, instrument, lease or any other binding commitment, arrangement or undertaking of any nature, whether oral or written.

“Convertible Note Hedge Obligations” means, collectively, (i) the call option transaction confirmations, each dated January 8, 2015, between the Company and each of JPMorgan Chase Bank, National Association, London Branch, Deutsche Bank AG, London Branch, and Wells Fargo Bank, National Association, as amended by those side letters, each dated January 8, 2015, between the Company and each of JPMorgan Chase Bank, National Association, London Branch, Deutsche Bank AG, London Branch, and Wells Fargo Bank, National Association and (ii) the additional call option transaction confirmations, each dated January 9, 2015, between the Company and each of JPMorgan Chase Bank, National Association, London Branch, Deutsche Bank AG, London Branch, and Wells Fargo Bank, National Association, as amended by those side letters, each dated January 9, 2015, between the Company and each of JPMorgan Chase Bank, National Association, London Branch, Deutsche Bank AG, London Branch, and Wells Fargo Bank, National Association.

“Credit Agreement” means the Credit Agreement, dated as of May 27, 2016, by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Environmental Laws” means Applicable Laws governing pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including Applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“Environmental Permits” means applicable permits, licenses, certificates, approvals and authorizations of Governmental Authorities required by Environmental Laws for the business of the Acquired Companies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five year period prior to the Effective Time with (i) any Governmental Authority; (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (iii) any higher-tier subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (iv) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction; or (v) self-regulatory organization (including NASDAQ).

“Hazardous Substances” means any hazardous or toxic pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, or reactive substance, waste or material, including petroleum, its derivatives, by-products and petroleum hydrocarbons, regulated under applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Company Options” means Company Options with an exercise price per share of Company Common Stock subject thereto that is less than the Merger Consideration.

“Intellectual Property Rights” means and includes all past, present and future rights of the following types anywhere in the world, whether now known or hereafter existing under the laws of any jurisdiction: (i) United States and foreign patents, including utility models, industrial designs and design patents, and applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”), including all members of the Patent Families of such Patents; (ii) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, corporate names, brand names, collective membership marks, certification marks, and other forms of indicia of origin, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”); (iii) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof (collectively, “Copyrights”); (iv) United States and foreign mask work rights or equivalents, and registrations and applications for registration thereof; (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (vi) trade secret rights and other rights in know-how and confidential or proprietary information (including any rights resulting from research and development, and rights in discoveries, improvements, formulas, compositions, commercially practiced processes, business plans, designs, drawings, specifications, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information); (vii) URLs and domain names, including any registrations thereof; (viii) inventions (whether or not patentable) and improvements thereto; (ix) all claims and causes of action arising out of or related to any past, current or future infringement, misappropriation, interference or violation of any of the foregoing; and (x) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Intervening Event” means any event, fact, circumstance, development or occurrence that is material to the Acquired Companies, taken as a whole (other than any event, fact, circumstance, development or occurrence resulting from a breach of this Agreement by the

Company) that was not known to the Company Board of Directors on or prior to the date of this Agreement which event, fact, circumstance, development or occurrence becomes known to the Company Board of Directors prior to receipt of the Required Company Stockholder Approval; provided, however, that in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an Intervening Event: (i) any Acquisition Proposal; (ii) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Ultimate Parent, Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of Company Common Stock on NASDAQ or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or Applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Knowledge” means, (i) with respect to the Acquired Companies the actual knowledge of each of Lloyd A. Carney, Ken K. Cheng, Gale E. England, Daniel W. Fairfax, Jeffrey P. Lindholm and Ellen A. O’Donnell, and (ii) with respect to Ultimate Parent, Parent and Merger Sub, the actual knowledge of each of Hock E. Tan, Thomas H. Krause, Jr., Charles B. Kawwas, Henry S. Samueli, Bryan T. Ingram and Patricia H. McCall.

“Leased Real Property” means each parcel of real property leased by the Company or one of the other Acquired Companies.

“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, security interest, deed of trust, deed to secure debt, deed of restriction, right of first offer or right of first refusal, easement, right-of-way, title defect, encumbrance, lease, sublease, collateral assignment, hypothecation or other adverse claim of any kind (excluding licenses of or other grants of rights to use Intellectual Property Rights), including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Owned Real Property” means the real property owned, or reflected as owned on the Company Balance Sheet, by any Acquired Company, together with all buildings and other structures, facilities or improvements located thereon.

“Patent Family” means (i) all Patents in the same priority chain (i.e., all Patents that claim priority to the same non-provisional application or applications, and all Patents from which priority is claimed by the identified Patent); (ii) all corresponding foreign Patents; and (iii) all Patents that are subject to a terminal disclaimer that disclaims the term of any such Patent beyond the term of any member of the family.

“Pending Reorganization” means the integration and legal rationalization project by the Acquired Companies currently in progress as of the date hereof, which includes, among other things, the reorganization, formation, merger, liquidation and/or dissolution of certain Subsidiaries of the Company, the transfer of employees of the Company and its Subsidiaries among various Subsidiaries and the transfer of assets and liabilities among various Subsidiaries of the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.

“Qualifying Compensatory Company Award” means any Compensatory Company Award the vesting of which is not subject to acceleration as a result of the consummation of the transactions contemplated by this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, recorded, filed or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, applications to register Copyrights, registered Trademarks, applications to register Trademarks (including intent-to-use applications), registered mask works, domain names and all applications for any of the foregoing.

“Related Person” means any director, officer, or member of any of their “immediate family” (as such term is defined in Rule 16a-1 of the Exchange Act), of any Acquired Company.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, which is currently operational, including all object code, Source Code, RTL code, Gerber files, GDSII files, executable code or data files; rules, definitions or methodology derived from any of the foregoing; and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto; whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Source Code” means Software in human-readable form, including related programmer comments and annotations, build scripts, test scripts, help text, data and data structures, instructions and other documentation for such computer software code that enables a programmer to understand and modify such Software.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Company Products.

“Standards Body” means any, standard setting organization, industry body or other group that is involved in setting, publishing or developing any industry standards applicable to the products or services offered, provided, distributed or sold by the Acquired Companies or the Patents included in the Company IP.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person. For avoidance of doubt, Guizhou Huiling Technology Co., Ltd shall not be deemed a Subsidiary of the Company.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that is made by a third party that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Transaction, taking into account (i) all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation)

and (ii) any adjustment to the terms and conditions of this Agreement agreed to by Parent and Ultimate Parent in writing pursuant to Section 6.03(g) in response to such Acquisition Proposal.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Costs” means (i) any Taxes resulting from any action requested by Parent pursuant to Section 6.07 (taking into account the tax benefit of any deductions or credits associated with the incurrence or payment of such Taxes and including a full gross-up for any additional Taxes imposed with respect to amounts payable pursuant to Section 6.07(e)), and (ii) the amount that is the product of (A) any reduction, utilization or elimination of net operating losses, credits or other Tax attributes by reason of any action taken at the direction of Parent pursuant to Section 6.07 multiplied by (B) the highest U.S. federal, state and local marginal income tax rate in effect for a corporation organized in the United States.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, semiconductor design information, including, bills of material, build instructions, test instructions, test reports, performance data, tooling requirements, procedures, manufacturing processes, packaging and other specifications, verification tools, development tools, technical data, Software, algorithms, subroutines, methods, techniques, URLs, IP cores, net lists, photomasks, domain names, web sites, works of authorship, drawings, graphics, documentation (including lab notebooks, instruction manuals, samples, studies and summaries), databases and data collections, advertising copy, marketing materials, product roadmaps, personnel information, supplier information, customer lists, customer contact and registration information, customer correspondence, customer purchasing histories and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Top OEM Customers” means those parties identified as “Top OEM Customers” on Schedule 1.01 hereto and each of their respective Affiliates.

“Transaction” means the Merger and the other transactions contemplated by this Agreement.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have effected a Change of Board Recommendation (it being understood that for purposes of this definition, a Change of Board Recommendation shall be effected if the Company Board Recommendation shall no longer be unanimous); (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board of Directors has determined that the Transaction is in the best interests of the Company’s stockholders; (iii) the Company Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or any other Contract relating to any Acquisition Transaction (other than a confidentiality agreement permitted pursuant to Section 6.03(d)); (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have publicly filed or disclosed, within ten Business Days after the commencement of such tender or exchange offer, a statement (including on a Solicitation/Recommendation Statement on Schedule 14D-9) that the Company recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release reaffirming the Company Board Recommendation within ten Business Days after such Acquisition Proposal is announced; or (vii) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have willfully breached in any material respect any provision of Section 6.03.

“Ultimate Parent Ordinary Shares” means the ordinary shares in the capital of Ultimate Parent.

“Warrants” means, collectively, (i) the base warrant confirmations, each dated January 8, 2015, between the Company and each of JPMorgan Chase Bank, National Association, London Branch, Deutsche Bank AG, London Branch, and Wells Fargo Bank, National Association, in reference to the Notes and (ii) the additional warrant confirmations, each dated January 9, 2015, between the Company and each of JPMorgan Chase Bank, National Association, London Branch, Deutsche Bank AG, London Branch, and Wells Fargo Bank, National Association, in reference to the Notes.

“Willful Breach” means a willful, intentional and material breach of this Agreement by a party hereto having knowledge that the action taken or not taken constitutes a breach of this Agreement.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.05
4062(e) Event	4.18(d)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(g)(i)
Anti-Takeover Law	4.24
Antitrust Laws	4.03
Assumed Option	3.05(b)
Assumed PSU Award	3.05(f)
Assumed RSU Award	3.05(d)
Book-Entry Shares	3.01(b)
Call Spread Dealers	7.10(b)
Cancelled Shares	3.01(d)
Capitalization Date	4.05(a)
Cashed Out Company Options	3.05(a)
Cashed Out Company PSU Award	3.05(g)
Cashed Out Company RSU Award	3.05(e)
Cashed Out Compensatory Award	3.05(g)
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Change of Board Recommendation	6.02(c)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	8.02(d)(i)
Company Cure Period	9.01(h)
Company ESPP Rights	7.04(b)
Company Financial Advisor	4.22
Company Financial Statements	4.06(c)
Company Fundamental Representations	8.02(a)(ii)
Company Material Contract	4.09(a)
Company SEC Documents	4.06(a)
Company Securities	4.05(c)
Company Retention Agreement	7.08(d)
Company Stockholder Meeting	6.02(a)
Company Technology	4.14(b)
Confidentiality Agreement	7.03(a)
Copyrights	1.01
D&O Indemnitee	7.05(a)
D&O Insurance	7.05(b)
Debt Financing	6.07(a)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Shares	3.06(a)
DSS	4.10(e)

Term	Section
Effective Time	2.02(a)
Employee Plans	4.18(b)
End Date	9.01(b)
Enforceability Exceptions	4.02(a)
Exchange Fund	3.02(a)
Exchange Ratio	3.05(b)
Exon-Florio	7.01(c)
Final Exercise Date	7.04(b)
Foreign Plan	4.18(c)
Indenture	7.10(a)
Intervening Event Notice Period	6.03(f)(i)
Malicious Code	4.14(h)
Merger	Recitals
Merger Consideration	3.01(a)
Merger Sub	Preamble
NDA	4.09(a)(ii)
Notes	7.10(a)
Notice Period	6.03(g)(i)
Option Consideration	3.05(a)
Original Date	6.02(b)
Other Interested Party	6.03(c)
Parent	Preamble
Parent Closing Certificate	8.03(c)
Parent Cure Period	9.01(i)
Parent Fundamental Representations	8.03(a)(i)
Parent Plans	7.08(b)
Patents	1.01
Paying Agent	3.02(a)
PBGC	4.18(d)
Pension Plan	4.18(d)
Permits	4.16
Permitted Liens	4.13(a)(vi)
Potential Asset Sale Transaction	6.08(a)
Potential Sale Assets	6.08(a)
PSU Consideration	3.05(g)
Quarter-End Deferral Period	2.01
Real Property Lease	4.12(b)
Required Company Stockholder Approval	4.02(a)
RSU Consideration	3.05(e)
Sarbanes-Oxley Act	4.06(e)
Significant Customer	4.21(a)
Significant Supplier	4.21(b)
Support Agreement	Recitals
Surviving Corporation	2.02(a)
Trade Sanctions	4.10(c)
Trademarks	1.01
U.S. Employee Plans	4.18(f)
Ultimate Parent	Preamble
WARN Act	4.18(m)

Section 1.02     Definitional and Interpretative Provisions.

(a)      The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)      The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)      All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)      Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)      Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)      The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(g)      The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(h)      Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(i)      A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(j)      The word “will,” when referring to an action by a party, shall be construed to have the same meaning and effect as the word “shall.”

(k)      Unless otherwise specifically indicated, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

(l)      Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

(m)      Other than any Company SEC Document publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, a document shall be deemed to have been “made available” to Parent only if such document has been made available in the virtual data room established by the Company for the purposes of the transactions contemplated by this Agreement or if such document has been directly made available or delivered to Parent or one of its Representatives, including via email or via in-person review no later than 11:59 p.m. (Pacific Time) on October 31, 2016.

ARTICLE 2.

Description of the Transaction

Section 2.01     The Closing.  The consummation of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. Pacific Time on a date to be specified by the parties, which shall be no later than the fourth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other date, time or location as Parent and the Company may otherwise agree in writing; provided that, in the event that pursuant to the foregoing terms, the Closing would occur on a date that is within the 15-day period prior to the closing of any Ultimate Parent fiscal quarter (“Quarter-End Deferral Period”), at Parent’s written election delivered to the Company no later than three Business Days prior to the date on which the Closing would have otherwise occurred (and provided, that (i) such election shall be irrevocable upon delivery and effective as of 12:01 A.M., Pacific Time on the date on which the Closing would have otherwise occurred, and (ii) upon effectiveness thereof, each of the conditions to the obligations of Ultimate Parent, Parent and Merger Sub set forth in Article 8 (other than Section 8.01(c) and Section 8.02(b) solely with respect to a Willful Breach occurring after the date of such election), shall be deemed to have been irrevocably fulfilled in all respects and Parent shall have irrevocably waived its right to terminate this Agreement pursuant to Article 9 (other than pursuant to Section 9.01(a), Section 9.01(c) and Section 9.01(h)(ii) solely for a Willful Breach by the Company occurring after the date of such election), the Closing shall take place as of the opening of business on the first Business Day of the immediately succeeding fiscal quarter (provided, that in the case of such election, the Company shall have no right to terminate pursuant to Section 9.01(b) until the second Business Day of the immediately succeeding fiscal quarter), unless another time, date or place is agreed to in writing by Parent and Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02     The Merger.

(a)      Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b)      The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(c)      Subject to Section 7.05, at the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read in the form attached hereto as Exhibit B, and as so amended, shall be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d)      From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. On or prior to the Closing Date, the Company shall deliver to Parent resignations of the directors of the Company to be effective as of the Effective Time, in a form reasonably acceptable to Parent.

(e)      If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 3.

Conversion of Securities

Section 3.01     Effect of Merger on Capital Stock.

(a)      At the Effective Time, by virtue of the Merger and without any action on the part of Ultimate Parent, Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, any Subsidiary-held Shares, and except for any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $12.75 (such amount of cash hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b)      From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”) outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration, without interest.

(c)      Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(d)      At the Effective Time, all shares of Company Common Stock that are (i) owned directly by Ultimate Parent, Parent, Merger Sub or any other direct or indirect Subsidiary of Ultimate Parent or (ii) held in treasury of the Company immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof. Each share of Company Common Stock held by any Subsidiary of the Company immediately prior to the Effective Time (the “Subsidiary-held Shares”) shall be converted into such number of shares of common stock, par value $0.001 per share, of the Surviving Corporation to ensure that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time and no cash or other consideration shall be delivered in exchange therefor.

(e)      At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 3.02     Surrender and Payment.

(a)      Prior to the Effective Time, Parent shall select a reputable bank or trust company to act as Paying Agent in the Merger (the “Paying Agent”) for the payment of (i) the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and the Subsidiary-held Shares, and except for any Dissenting Shares and (ii) the Option Consideration, PSU Consideration and RSU Consideration payable by the Paying Agent pursuant to Section 3.05. At or immediately after the Effective Time, Ultimate Parent shall cause Parent to, and Parent shall, deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration, RSU Consideration, PSU Consideration and Option Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the Merger Consideration contemplated by Section 3.01 or the Option Consideration, PSU Consideration or RSU Consideration contemplated by Section 3.05, Ultimate Parent shall cause Parent to, and Parent shall, promptly (and in any case within two Business Days of learning of any such insufficiency) deposit or cause to be deposited additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 and the Option Consideration, PSU Consideration and RSU Consideration contemplated to be issued pursuant to Section 3.05 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)      As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of shares of Company Common Stock (other than the Cancelled Shares and the Subsidiary-held Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery of such Certificates or transfer of such Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or transfer of the Book-Entry Shares to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(c)      Upon (i) surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the Merger Consideration in respect of the Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 3.

(d)      If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition precedent to such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)      After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(f)      Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards after the date which is one year following the Effective Time shall be returned to Parent upon demand. Any holder of shares of Company Common Stock who has not exchanged such holder’s shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 and any holder of a Cashed Out Compensatory Award who has not received the Option Consideration, PSU Consideration and RSU Consideration in accordance with Section 3.05 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, RSU Consideration, PSU Consideration or Option Consideration in respect of such holder’s shares of Company Common Stock or Cashed Out Compensatory Award. Notwithstanding the foregoing, none of Ultimate Parent, Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Cashed Out Compensatory Awards for any Merger Consideration, RSU Consideration, PSU Consideration or Option Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration, RSU Consideration, PSU Consideration or Option Consideration remaining unclaimed by holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)      Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 3.02 to pay for shares of Company Common Stock for which appraisal rights shall have been properly and validly demanded in compliance with the provisions of Section 262 of the DGCL shall be returned to Parent upon demand.

(h)      All Merger Consideration, RSU Consideration, PSU Consideration or Option Consideration issued and paid upon conversion of the Company Common Stock or the Cashed Out Compensatory Awards, respectively, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock or Cashed Out Compensatory Awards, as the case may be.

Section 3.03      Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article 3.

Section 3.04     Withholding Rights.  Each of Ultimate Parent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Ultimate Parent, Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05      Treatment of Company Compensatory Awards.

(a)      At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each In-the-Money Company Option that is outstanding and vested (including any unvested In-the-Money Company Options that are outstanding as of immediately prior to the Effective Time, not assumed pursuant to Section 3.05(b) and vest in connection with the Transaction contemplated by this Agreement by virtue of such non-assumption pursuant to the terms of the applicable Company Stock Plan) as of immediately prior to the Effective Time (“Cashed Out Company Options”) shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess of the Merger Consideration less the exercise price per share of such Company Option (the “Option Consideration”), without interest and subject to applicable tax withholdings. Each holder of a Cashed Out Company Option shall be entitled to receive in exchange for the cancellation thereof the Option Consideration with respect to each share of Company Common Stock subject to such outstanding Cashed Out Company Option and the Company shall cause such payment to be made to the holder of such Company Option, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date), provided that in the event that any Cashed Out Company Option is subject to Section 409A of the Code, as jointly determined by Parent and the Company, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(b)      At the Effective Time, each In-the-Money Company Option that is outstanding and unvested, and each Company Option that is not an In-the-Money Company Option that is outstanding, as of immediately prior to the Effective Time and, in each case, is held by an Acquired Company Employee or Acquired Company Service Provider shall be assumed by Ultimate Parent and converted automatically at the Effective Time into an option denominated in Ultimate Parent Ordinary Shares having, subject to Applicable Law, the same terms and conditions as the Company Option (each, an “Assumed Option”), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Ultimate Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the volume weighted average price for an Ultimate Parent Ordinary Share for the twenty trading days immediately prior to (and excluding) the Closing Date as reported by Bloomberg, L.P., and rounding such product down to the nearest whole number of Ultimate Parent Ordinary Shares, (ii) the per share exercise price for the Ultimate Parent Ordinary Shares issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent and (iii) all references to the “Company” in the applicable Company Stock Plans and the stock option agreements will be references to Ultimate Parent. The Company will not take any action to accelerate the vesting of any Company Options (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Ultimate Parent will use reasonable best efforts to issue to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Option by Ultimate Parent.

(c)      All Company Options which are not Cashed Out Company Options or Assumed Options shall be cancelled as of immediately prior to the Effective Time in exchange for no consideration. In no event shall the Company Options described in this Section 3.05(c) be assumed by Ultimate Parent.

(d)      At the Effective Time each Company RSU Award that is outstanding immediately prior to the Effective Time and is held by an Acquired Company Employee or Acquired Company Service Provider shall be assumed by Ultimate Parent and converted automatically at the Effective Time into an award consisting of that number of restricted share units denominated in Ultimate Parent Ordinary Shares having, subject to Applicable Law, the same terms and conditions as the Company RSU Award (each assumed and converted Company RSU Award, an “Assumed RSU Award”), except that (i) each such Assumed RSU Award will entitle the holder, upon settlement, to that number of whole Ultimate Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock that were issuable with regard to the related Company RSU Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and rounding such product down to the nearest whole number of Ultimate Parent Ordinary Shares and (ii) all references to the “Company” in the applicable Company Stock Plans and the Company RSU Award agreements will be references to Ultimate Parent. The Company will not take any action to accelerate the vesting of any portion of any Company RSU Award (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Ultimate Parent will issue to each Person who holds an Assumed RSU Award a document evidencing the foregoing assumption of the related Company RSU Award by Ultimate Parent.

(e)      At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU Award that is not an Assumed RSU Award (“Cashed Out Company RSU Award”) shall vest in full and be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time and (ii) the Merger Consideration (the “RSU Consideration”), without interest and subject to applicable tax withholdings. Each holder of an outstanding Cashed Out Company RSU Award shall be entitled to receive in exchange for the cancellation thereof the RSU Consideration with respect to each share of Company Common Stock subject to such outstanding Company RSU Award and the Company shall cause such payment to be made to the holder of such Company RSU Award, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date), provided, that in the event that any Cashed Out Company RSU Award is subject to Section 409A of the Code, as jointly determined by Parent and the Company, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(f)      As of the Closing Date, each Company PSU Award shall be treated in accordance with the terms of the Company PSU Award agreement governing such Company PSU Award, including that (i) the Performance Period (as defined in the applicable Company PSU Award agreement) in respect of such Company PSU Award shall be deemed to end on the Closing Date, (ii) the number of Calculated RSUs (as defined in the applicable Company PSU Award agreement) shall be determined as of the Closing Date, (iii) 50% of the Calculated RSUs under the Company PSU Award shall become vested as of immediately prior to the Effective Time, (iv) the portion of the Company PSU Award covering the Calculated RSUs shall be treated as a Company RSU Award and in the manner as specified in Section 3.05(d) or 3.05(e), as applicable, provided that any such Calculated RSUs that shall be subject to the treatment specified in Section 3.05(d) shall be scheduled to vest on the one (1) year anniversary of the Closing Date based on continued Service Provider (as defined in the Company’s 2009 Stock Plan) status through such date, subject to any accelerated vesting as may be specified under any plan, agreement or other arrangement applicable to such Company PSU Award. The Company will not take any action to accelerate the vesting of any portion of any Company PSU Award (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement).

(g)      Not less than 30 days prior to the Effective Time, the Company shall send a written notice in a form reasonably acceptable to Parent to each holder of an outstanding Company Option, Company PSU Award or Company RSU Award that shall inform such holder of the treatment of the Company Options, Company PSU Awards and Company RSU Awards provided in this Section 3.05.

(h)      Notwithstanding anything in this Section 3.05 or otherwise in this Agreement to the contrary, the conversion of Company Options, Company PSU Award and Company RSU Awards provided for in this Section 3.05 shall be effected in a manner consistent with Section 409A of the Code.

(i)      Following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

Section 3.06     Dissenting Shares.

(a)      Notwithstanding anything to the contrary in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 3.01(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. If any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Consideration in accordance with Section 3.01(a), without interest thereon, upon surrender of a Stock Certificate or Book-Entry Share representing such shares in accordance with Section 3.02.

(b)      The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of any shares of Company Common Stock pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL. Parent shall have the right to participate in, direct and control all negotiations and Proceedings with respect to such demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment or settlement offer with respect to any demands, applications, notices or instruments for appraisal for Dissenting Shares, (ii) settle or offer to settle any such demands, (iii) waive any failure to timely deliver a written demand or to timely take any other action for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

ARTICLE 4.

Representations and Warranties of the Company

Subject to Section 10.05, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in the Company SEC Documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, on or after January 1, 2014 but prior to the date hereof (but, in each case, (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other disclosures contained or referenced therein that are general, cautionary, predictive or forward-looking in nature), but only to the extent such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and such disclosure is reasonably apparent from a reading of such Company SEC Documents that such disclosure relates to such Section of Article 4 below (it being understood that this clause (ii) shall not be applicable to Section 4.02, Section 4.05 or Section 4.22), the Company represents and warrants to Ultimate Parent, Parent and Merger Sub:

Section 4.01     Corporate Existence and Power.

(a)      The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.

(b)      Section 4.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate or other organizational power and authority required to carry on its business as now conducted.

(c)      The Company has made available to Parent accurate and complete copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto through the date hereof, of the Company and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board of Directors and all committees thereof since January 1, 2014 through the date hereof. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent constituent documents), including all amendments thereto, of such Acquired Company.

Section 4.02     Corporate Authorization.

(a)      The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company Board of Directors, subject only to the approval of the Company’s stockholders as described below, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Ultimate Parent, Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and thereby approve the Merger and the other transactions contemplated hereby (the “Required Company Stockholder Approval”).

(b)      At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the Merger, are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03(f)) to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03     Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any

Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other laws analogous to the HSR Act existing in foreign jurisdictions (together with the HSR Act, “Antitrust Laws”), (iii) compliance with any applicable requirements of the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, (iv) compliance with any applicable requirements of Exon-Florio and (v) compliance with any applicable rules of NASDAQ, and except where failure to take any such actions or filings would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04     Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions of this Agreement do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company, (ii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any Company Material Contract or any Permit governing the operation of the business by the Acquired Companies or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Acquired Company, except in the case of clauses (ii), (iii), and (iv) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.05     Capitalization; Subsidiaries.

(a)      The authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of October 31, 2016 (the “Capitalization Date”), there were outstanding (i) 402,322,145 shares of Company Common Stock, (ii) zero shares of Company Preferred Stock, (iii) Company Options to purchase an aggregate of 7,666,426 shares of Company Common Stock (of which options to purchase an aggregate of 5,374,559 shares of Company Common Stock were exercisable), (iv) 3,051,554 shares of Company Common Stock underlying Company PSU Awards (based on maximum achievement), and (v) 25,864,403 shares of Company Common Stock underlying Company RSU Awards. 24,469,180 shares of Company Common Stock were authorized for issuance pursuant to the Company ESPP, of which a maximum of 5,995,413 shares of Company Common Stock will be issued with respect to the purchase period in effect under the Company ESPP on the date of this Agreement.

(b)      As of the Capitalization Date, the Company has reserved 41,021,082 shares of Company Common Stock for issuance on exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Company Common Stock that are subject to vesting or forfeiture restrictions. Section 4.05(b) of the Company Disclosure Schedule contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option, Company PSU Awards and Company RSU Awards, including, the holder’s name (except for employees of the Acquired Companies at a level below senior director or as prohibited by Applicable Law), the holder’s employee identification number, date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of the date of this Agreement), the number of shares of Company Common Stock vested and unvested as of the date of this Agreement, whether such Company Compensatory Award is an “incentive stock option” within the meaning of Section 422 of the Code, and the date on which such Company Compensatory Award expires and whether the vesting of such Company Compensatory Award shall be subject to any acceleration in connection with the Transaction.

(c)      Except as provided in Section 4.05(a) and for changes since the Capitalization Date resulting from (w) the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date or granted after the date of this Agreement in accordance with the terms of this Agreement, (x) the grant of Company Compensatory Awards after the date of this Agreement in accordance with the terms of this Agreement, (y) the right of employees of any Acquired Company to purchase shares of Company Common Stock pursuant to the Company ESPP, and (z) conversion of the Notes and exercise of the Warrants, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d)      All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e)      All shares of the Company’s capital stock that the Company has repurchased, redeemed or otherwise reacquired were reacquired in compliance with (i) the applicable provisions of the DGCL and all other Applicable Law and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts. Other than obligations to settle or repurchase the Warrants, Notes and the 4.625% Senior Notes due 2023 issued pursuant to the Indenture, dated January 22, 2013, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, there are no outstanding obligations of the Company to repurchase or redeem any of its securities.

(f)      All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents), nonassessable, and free and clear of any Liens (other than Permitted Liens). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(g)      All outstanding shares of capital stock of the Subsidiaries of the Company are owned, directly or indirectly, by the Company. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with an Acquired Company).

(h)      None of the Acquired Companies has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person, other than any investments or capital contributions solely among the Acquired Companies in the ordinary course of business.

Section 4.06     Company SEC Documents; Company Financial Statements.

(a)      The Company has filed or furnished all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC during the period since January 1, 2014, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, or are to be made, not misleading.

(b)      There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC comments and there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2014, there has been no material written complaint, allegation, assertion or claim that any Acquired Company has engaged in illegal accounting or auditing practices. Since January 1, 2014, no current or former attorney representing any Acquired Company has reported in writing evidence of a material violation of securities laws or breach of fiduciary duty by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or executive officer of the Company. Since January 1, 2014, no Acquired Company has received from the SEC any requests (whether formal or informal) for the production of documents.

(c)      The financial statements (including any related notes and schedules) included in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) complied, at the time of their respective filing with the SEC, in all material respects with the applicable accounting requirements and published rules and regulations of the SEC, the Exchange Act and the Securities Act applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate will be material in amount) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate will be material in amount).

(d)      The Company has established and maintains, adheres to and enforces a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Acquired Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of management and the Company Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired

Companies. The Company is, and at all times since January 1, 2014, has been in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ, and has not since January 1, 2014 through the date hereof received any written notice from NASDAQ asserting any non-compliance with any such rules and regulations that remains unresolved.

(e)      With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and, since January 1, 2014, NASDAQ, as of their respective dates, and the statements contained in any such certifications are complete and correct as of their respective dates.

(f)      The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company, including its principal executive and principal financial officer, to allow timely decisions regarding required disclosure.

(g)      Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint-venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 4.07      Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, (a) a Company Material Adverse Effect has not occurred, (b) the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and (c) no Acquired Company has taken any action that, if taken after the date of this Agreement, would require consent pursuant to Section 6.01.

Section 4.08     No Undisclosed Liabilities.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Company has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with GAAP other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice; (c) liabilities or obligations under the Contracts identified in Section 4.09(a) of the Company Disclosure Schedule (but not from any breach or default thereunder); (d) the liabilities or obligations identified in Section 4.08 of the Company Disclosure Schedule; and (e) liabilities or obligations arising under or contemplated or permitted by this Agreement.

Section 4.09     Company Material Contracts.

(a)      As of the date of this Agreement, no Acquired Company is party to or bound by any of the following Contracts currently in effect (a Contract responsive to any of the following categories being hereinafter referred to as a “Company Material Contract”):

(i)      any lease (whether of real or personal property) providing for annual rentals of $2,000,000 or more;

(ii)      any Contract pursuant to which any material Intellectual Property Rights or material Technology that are used, or held for use by any Acquired Company in connection with (I) the Company Products or (II) the current conduct of the business of any Acquired Company is, or is required to be, licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than (A) Contracts for Standard Software, (B) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (each, an “NDA”), (C) customary invention assignment agreements with employees and independent contractors entered into in the ordinary course of business consistent with past practice (“Invention Assignment Agreements”) and (D) Contracts related to membership in any Standards Body);

(iii)      other than (A) NDAs and (B) Contracts for the purchase, sale or non-exclusive license of Company Products or Technology used with the Company Products entered into in the ordinary course of business consistent with past practice, any Contract pursuant to which any material Intellectual Property Right or material Technology or any other material right (whether or not currently exercisable) or interest in any material Company IP is required to be licensed (whether or not such license is currently exercisable), sublicensed, sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party;

(iv)      any Contract imposing any material restriction on any Acquired Company’s right or ability, or, after the Effective Time, the right or ability of the Surviving Corporation or any of its Subsidiaries (A) to compete in any line of business or market or in any geographic area or with any Person or which would so limit the freedom of the Surviving Corporation or any of its Subsidiaries after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Technology or Intellectual Property Right), (B) to acquire any product, asset or services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, in each case, with whom the Acquired Companies conduct business or (C) to develop or distribute any material Company IP or material Company Technology, in each case, other than pursuant to Contracts for Standard Software and NDAs;

(v)      any (A) Contract that includes a covenant not to sue, other than Contracts relating to membership in any Standards Body or which are licenses to Intellectual Property Rights or (B) any settlement agreement (x) requiring payment of $2,000,000 or more by any Acquired Company that has not been fully performed or (y) imposing material restrictions on the operation of the business of the Acquired Companies as currently conducted, in each case, other than non-exclusive licenses of Company IP;

(vi)      any Contract (including any Government Contract) that has not been fully performed for the purchase of materials, supplies, goods, services, equipment or other assets, in connection with which any Acquired Company has made payments to the applicable counterparty of $10,000,000 or more in the 12 month period ending July 30, 2016, except any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice or Contracts contemplated by Section 4.09(a)(xi);

(vii)      any Contract (including any Government Contract) that has not been fully performed for the sale or distribution by any Acquired Company of materials, supplies, goods, services, equipment or other assets, in connection with which any Acquired Company has received payments from the applicable counterparty of $10,000,000 or more in the 12 month period ending July 30, 2016, except other than any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(viii)      any Contract with the Company’s Top OEM Customers in such Top OEM Customer’s capacity as a Top OEM Customer;

(ix)      any Contract providing for any other Person with “most favored nation” terms, including such terms for pricing;

(x)      any material partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract (including any material Contract providing for joint research, development, marketing or distribution) other than the sharing of costs in the ordinary course of business consistent with past practice;

(xi)      any Contract relating to the acquisition or disposition by any Acquired Company of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2014;

(xii)      any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to indebtedness or the borrowing of money or extension of credit (including reimbursement obligations in respect of letters of credit) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in each case, in excess of $3,000,000 and other than any Contract only between or among Acquired Companies;

(xiii)      any Contract relating to the acquisition, issuance or transfer of any Company Securities and/or amounts of cash determined by reference to the value of any Company Securities, options relating to any Company Securities and/or any such Contract (other than Company Compensatory Awards outstanding as of the date of this Agreement or granted after the date hereof in accordance with the terms of this Agreement and other than the Convertible Note Hedge Obligations and the Warrants);

(xiv)      any Contract relating to any equity, interest rate, currency or commodity derivatives or hedging transaction, other than the Convertible Note Hedge Obligations, the Warrants and Employee Plans;

(xv)      any Contract under which (A) any Person (other than any Acquired Company) is guaranteeing any liabilities or obligations of any Acquired Company, (B) any Acquired Company is directly or indirectly guaranteeing liabilities or obligations of any other Person other than any Acquired Company (in each case other than endorsements for the purposes of collection in the ordinary course of business) or (C) any Acquired Company has “take-or-pay” obligations;

(xvi)      any Contract providing for the creation of any Lien, other than a Permitted Lien, with respect to any asset (including Intellectual Property Rights or other intangible assets) material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole;

(xvii)      any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of Company Products or indemnities in connection with the licensing of Technology to vendors in the ordinary course of business consistent with past practice or Real Property Leases), which indemnity is material to the Acquired Companies, taken as a whole;

(xviii)      any material Contract with any Related Person, other than any Employee Plans; and

(xix)      any employment, severance, retention, bonus or other similar agreement with any current or former employee, officer, director, advisor or individual consultant of any Acquired Company pursuant to which any Acquired Company has any material current or future rights or obligations, other than any Employee Plans.

(b)      The Company has made available to Parent accurate and complete copies of all written Company Material Contracts required to be identified in Section 4.09(a) of the Company Disclosure Schedule, including all material amendments thereto and any extensions of the term of such Contract. Section 4.09(a) of the Company Disclosure Schedule provides an accurate description of the material terms of each Company Material

Contracts required to be identified in Section 4.09(a) of the Company Disclosure Schedule that is not in written form.

(c)      Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Material Contract is a valid and binding agreement of the Acquired Company party thereto, and (except for any such Company Material Contract that has expired or terminated in accordance with its terms after the date hereof) is in full force and effect, subject to the Enforceability Exceptions and (B) no Acquired Company is and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Company Material Contract and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any such Company Material Contract, (ii) give any Person the right to declare a default under any Company Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract or (iv) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d)      Since January 1, 2014 through the date hereof, no Acquired Company has received any written notice of any material violation or breach of, default under or intention to cancel any Company Material Contract, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e)      Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, no Person is renegotiating, or has a right (or, to the Knowledge of the Company, has asserted a right) pursuant to the terms of any Company Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Company Material Contract or any other material term or provision of any Company Material Contract (other than pricing discussions in the ordinary course of business).

(f)      Section 4.09(f) of the Company Disclosure Schedule sets forth a list of the Acquired Companies’ top ten distributors by revenue for the nine-month period ending July 30, 2016.

(g)      Section 4.09(g) of the Company Disclosure Schedule sets forth a list of the Acquired Companies’ top 20 direct customers who the Company has identified as Governmental Authorities (other than any customers whose identities the Acquired Companies are not permitted to disclose pursuant to Applicable Law or the applicable Government Contracts).

Section 4.10     Compliance with Applicable Laws.

(a)      Each Acquired Company (i) is, and has at all times since October 27, 2013 through the date hereof been, in compliance with Applicable Laws; and (ii) to the Knowledge of the Company, since January 1, 2014 through the date hereof has not received written notice from any Governmental Authority alleging that any Acquired Company is in violation of any Applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)      Each Acquired Company is, and has at all times during the past five years been, in material compliance with (i) United States and (ii) to the Knowledge of the Company, foreign export control laws and regulations, including: the U.S. Export Administration Act and implementing Export Administration Regulations; the U.S. Arms Export Control Act and implementing International Traffic in Arms Regulations; and the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments). Without limiting the foregoing, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims or investigations by any Governmental Authority of potential violations against any Acquired Company with respect to export activity or licenses or other approvals.

(c)      Each Acquired Company and, to the Knowledge of the Company, their respective officers, directors, and employees, is, and has at all times in the past five years been, in compliance with all Applicable Laws relating to economic or trade sanctions, including, without limitation, all economic or trade sanctions imposed, administered, or enforced by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (“Trade Sanctions”). No Acquired Company, or, to the Knowledge of the Company, their respective officers, directors, or employees, nor any agent or other Person associated with or acting on behalf of any Acquired Company is, or is owned by one or more Persons that are, currently or the in the past five years, (a) the target of Trade Sanctions, nor (b) located, organized, or resident in a country or territory that is the target of Trade Sanctions, including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea Region of Ukraine. No Acquired Company, or, to the Knowledge of the Company, their respective officers, directors, or employees, nor any agent or other Person associated with or acting on behalf of any Acquired Company has, directly or indirectly, participated in the past five years in any prohibited or unlawful transaction or dealing involving a Person or entity that is the target of Trade Sanctions, or with any Person or entity located, organized, or resident in a country or territory that is the target of Trade Sanctions.

(d)      In the past five years, no Acquired Company has and, to the Knowledge of the Company, no agent, employee or other Person acting on behalf of any Acquired Company has, directly or indirectly:

(i)      made or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii)      made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii)      violated any provision of the FCPA, or any other Applicable Laws relating to anti-corruption or anti-bribery; or

(iv)      made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(e)      Section 4.10(e) of the Company Disclosure Schedule sets forth all facility security clearances held by the Acquired Companies that the Company is permitted by Applicable Law to disclose. Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) the Acquired Companies are in compliance in all material respects with all applicable national security laws and obligations, including those specified in the National Industrial Security Program Operating Manual (DOD 5220.22-M); (ii) there are no facts or circumstances that currently exist that would reasonably be expected to result in the suspension or termination of any facility security clearance held by any Acquired Company or any personnel security clearance held by any Acquired Company Employee; (iii) each Acquired Company holds and, since January 1, 2014, has held, at least a “satisfactory” rating from the Defense Security Service (“DSS”) with respect to such Acquired Company’s facility security clearances and there are no liabilities or obligations relating to or arising from any failure which may have occurred to maintain at least a “satisfactory” rating from DSS; and (iv) since January 1, 2014, there has been no unauthorized disclosure of classified information by Acquired Company Employees.

Section 4.11     Litigation.

(a)      As of the date of this Agreement, there is no pending Proceeding or, to the Knowledge of the Company, investigation, and, to the Knowledge of the Company, since October 27, 2013 through the date hereof, no Person has threatened in writing to commence any Proceeding or, to the Knowledge of the Company, investigation: (i) against any Acquired Company or any of the assets owned by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law, in each case, as would have, individually or in the aggregate, a Company Material Adverse Effect or that would or would reasonably be expected to require the payment of $5,000,000 or more by an Acquired Company; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or materially impeding the Transaction.

(b)      There is no order, writ, injunction, judgment or decree to which any Acquired Company or any of the assets owned or used by any Acquired Company is subject or which materially interferes with the right of the Acquired Companies, taken as a whole, to conduct their business.

Section 4.12     Real Property.

(a)      Section 4.12(a) of the Company Disclosure Schedule contains a complete and correct list of the Owned Real Property (including the owner thereof and the street address of each parcel of Owned Real Property). The Company or one or more of the Acquired Companies has good and marketable fee simple title (or the equivalent in the applicable jurisdiction) to the Owned Real Property free and clear of any and all Liens, other than Permitted Liens. No Owned Real Property is being marketed for sale, or is under contract to be sold. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein. Except as set forth on Section 4.12(a)(i) of the Company Disclosure Schedule or non-monetary liens set forth in title reports, commitments or policies made available to Parent or that are recorded against the Owned Real Property in the public record, none of the Acquired Companies have leased or otherwise granted any Person the right to use or occupy any Owned Real Property. No Acquired Company has received written notice of a material violation of any material ordinances, regulations or building, zoning or other similar laws with respect to the Owned Real Property.

(b)      The Company or one of the other Acquired Companies has a valid leasehold interest in the Leased Real Property. Section 4.12(b) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the occupancy of any Leased Real Property by any Acquired Company (each, a “Real Property Lease”) and sets forth the address for each lease.

(c)      The applicable Acquired Company’s interest in the Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received written notice from a Governmental Authority of a material violation of any material ordinances, regulations or building, zoning or other similar laws with respect to the Leased Real Property material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole. An Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto. None of the Acquired Companies have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property.

(d)      To the Knowledge of the Company, there is no pending or threatened condemnation proceeding or special assessment with respect to any of the Owned Real Property or any Leased Real Property.

(e)      Except as set forth on Section 4.12(e) of the Company Disclosure Schedule, all improvements located on the Owned Real Property are, in the aggregate, in good condition and repair (normal wear and tear accepted), other than as would not materially impair the conduct of the Acquired Companies’ business at such Owned Real Property.

Section 4.13     Properties.

(a)      Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company or one of the other Acquired

Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all tangible personal property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for personal property and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i)      Liens disclosed on the Company Balance Sheet;

(ii)      statutory Liens for current taxes not yet due or not yet delinquent or Taxes that are being contested in good faith by appropriate proceedings (and for which accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet);

(iii)      Liens imposed by Applicable Laws such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens (and in the case of materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, such Liens are for amounts not yet delinquent or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet);

(iv)      Liens arising under conditional sale agreements, capital leases or other title retention agreements with a vendor or lessor;

(v)      restrictions on transfer of securities imposed by applicable state and U.S. federal securities laws;

(vi)      with respect to Intellectual Property Rights, nonexclusive licenses granted in the ordinary course of business;

(vii)      Liens granted pursuant to the Credit Agreement and related guarantees, pledge agreements or security documents that have or may be entered into pursuant to the terms of the Credit Agreement; or

(viii)      Liens which do not, individually or in the aggregate, materially detract from the value to the Acquired Companies or materially interfere with any present or intended use or occupancy of such property or assets by the Acquired Companies (clauses (i) through (viii) of this Section 4.13 are, collectively, the “Permitted Liens”).

(b)      The equipment owned by each Acquired Company that is material to the operation of business by the Acquired Companies as currently conducted taken as a whole is in good operating condition and repair and has been reasonably maintained (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

Section 4.14      Intellectual Property.

(a)      Section 4.14(a) of the Company Disclosure Schedule accurately identifies as of November 1, 2016 (i) each material item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of material Registered IP and the nature of such ownership interest and (iv) all material unregistered Trademarks used in connection with any Company Product.

(b)      No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any material Company IP to any Person. No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any material Technology in which the Company owns or purports to own the underlying Intellectual Property Rights to any other Person, other than that Technology the Acquired Companies have sold, distributed or licensed, in the form of Company Products, or transferred, distributed, or licensed in the form of copies of such Company Technology, in each case, in the ordinary course of business (“Company Technology”).

(c)      The Acquired Companies exclusively own all right, title and interest to and in the material Company IP and Company Technology free and clear of any Liens (other than Permitted Liens and non-exclusive licenses granted by the Acquired Companies in the ordinary course consistent with past practice). The Acquired Companies have a policy requiring each Person who is or was an employee, officer, director, consultant or contractor of any Acquired Company and who is or was involved in the creation or development of any material Company IP or material Company Technology has signed an agreement containing (i) an assignment to the applicable Acquired Company of all Intellectual Property Rights in such Person’s contribution to the Company IP and Company Technology, and (ii) non-disclosure obligations for the protection of trade secrets of the Acquired Companies.

(d)      To the Knowledge of the Company, no material Company IP is invalid or not subsisting, or unenforceable. To the Knowledge of the Company, the Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to maintain each item of material Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No application for any material Registered IP that has been filed by or on behalf of any of the Acquired Companies at any time since January 1, 2014 through the date hereof has been abandoned or allowed to lapse.

(e)      Each of the Acquired Companies owns or otherwise has the right to use all Technology and Intellectual Property Rights which are material to the conduct of business of the Acquired Companies as currently conducted, taken as a whole, and is used in, held for use in, or necessary for the conduct the business of the Acquired Companies as currently conducted; provided that the foregoing is not a representation or warranty of non-infringement which representation and warranty is solely as set forth in Section 4.14(f).

(f)      To the Knowledge of the Acquired Companies, the (i) material Company Products currently offered for sale and (ii) conduct of the business of the Acquired Companies as currently conducted have not and do not (A) infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property Right of any other Person, or (B) constitute unfair competition or trade practices under the laws or any relevant jurisdiction. To the Knowledge of the Company, no material claims of infringement, misappropriation, or similar claim involving Intellectual Property Rights of another Person or related Proceeding or investigation is pending or threatened against any Acquired Company or against any Person who would be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim, Proceeding or investigation. To the Knowledge of the Company, no Acquired Company has from January 1, 2014 through the date hereof, received any written notice alleging infringement, misappropriation, or violation of any Intellectual Property Right of another Person that the Acquired Companies have reason to believe is, individually or in the aggregate, material to the business of the Acquired Companies.

(g)      The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of, and otherwise protect and enforce their rights in all material proprietary information which is owned by an Acquired Company and which the Acquired Companies hold as a trade secret.

(h)      Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company Software (or third party Software incorporated in Company Products) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software in any material respect. To the Knowledge of the Company, no material Company Software or material third party Software incorporated in Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of user data or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements commercially reasonable measures designed to prevent the introduction of Malicious Code into material Company Software, including firewall protections and regular virus scans consistent with industry practice.

(i)      To the Knowledge of the Company, no material Source Code for any Company Software embodied in any Company Product, has been delivered, licensed, or made available to any escrow agent or any other Person who is not either a current or former employee of any Acquired Company, or a Person to whom any Acquired Company has otherwise made any such Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms. To the Knowledge of the Company, no Acquired Company has any

duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the material Source Code for any Company Product to any escrow agent or other Person. The consummation of the transactions contemplated by this Agreement will not result in the delivery, license or disclosure of any material Source Code for any Company Product to any other Person who is not, as of the date of this Agreement, either an employee of any Acquired Company, or a Person to whom any Acquired Company otherwise makes any such material Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms.

(j)      To the Knowledge of the Company as of the date of this Agreement, no Company Software incorporated into or otherwise distributed with Company Products is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing or distribution of any Source Code for any portion of such Company Software, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof, (C) the licensing under terms that allow the Company Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (D) redistribution at no license fee.

(k)      No Governmental Authority or any public or private university, college or other educational or research institution has or could claim material rights in any material Company IP as a result of funding, facilities or personnel of such Governmental Authority, public or private university, college or other educational or research institution which were used, directly or indirectly, to develop or create, in whole or in part, such Company IP.

(l)      Section 4.14(l) of the Company Disclosure Schedule contains a list of all Standards Bodies which, to the Knowledge of the Company, any of the Acquired Companies participates in or contributes to.

Section 4.15      Insurance Coverage.  The Company has made available to Parent a list of, and accurate and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Acquired Companies, taken as a whole, each of which is in full force and effect as of the date hereof. There is no claim in excess of $25,000,000 by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. As of the date hereof, the Company has no Knowledge of any termination of, material premium increase (other than ordinary course premium increases) with respect to, or material alteration of coverage under, any of such policies or bonds threatened in writing.

Section 4.16      Licenses and Permits. Except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies have, and at all times since October 27, 2013 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct the business of the Acquired Companies; (ii) since January 1, 2013 through the date hereof, no Acquired Company has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit which is unresolved as of the date hereof; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 4.17     Tax Matters.  Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(a)      all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects and have been completed in accordance with Applicable Law;

(b)      all Taxes of each Acquired Company (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP), no Acquired Company has incurred any liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business consistent with past practice, and each Acquired Company has made available to Parent or its legal counsel copies of all U.S. federal income and other material Tax Returns for such Acquired Company filed since the fiscal year ended October 31, 2012;

(c)      no deficiency for, or adjustment in respect of, any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid;

(d)      there are no audits, suits, proceedings, claims, examinations or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Company, threatened or proposed with respect to any Taxes of any Acquired Company;

(e)      there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company and no written claim has ever been made by any Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax in that jurisdiction, which claim has not subsequently resolved;

(f)      all Taxes required to be withheld or collected by an Acquired Company have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(g)      there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP;

(h)      in the last three years, no Acquired Company has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies;

(i)      no Acquired Company (i) has during the past six years been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or filed or been included in a combined, a consolidated, unitary or other group foreign, state or local Tax Return (other than the affiliated group of which an Acquired Company is the common parent) or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under (A) Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor, (B) by contract (other than pursuant to customary provisions in contracts entered into the ordinary course of business the primary purpose of which does not relate to Tax) or (C) otherwise. No Acquired Company is a party to any Tax sharing agreement, Tax allocation agreement or similar arrangement (including Tax indemnity arrangement) (other than pursuant to customary provisions in contracts entered into the ordinary course of business the primary purpose of which does not relate to Tax);

(j)      no Acquired Company has engaged in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(k)      the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years.

Section 4.18     Employees and Employee Benefit Plans.

(a)      Section 4.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the individual’s name (except for employees of the Acquired Companies at a level below senior director or as prohibited by Applicable Law), employee identification number, titles, annual base salary (or wage rate), commission and any other cash compensation or bonus opportunity of all employees of the Acquired Companies as of the date of this Agreement, principal work location, work visa status, accrued vacation time and classification. The services provided by each such employee are terminable at the will of the Acquired Company employing such individual.

(b)      Section 4.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, retention benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate of the Acquired Companies and covers any employee or former employee of any Acquired Company, or with respect to which such Acquired Company has any liability, other than governmentally administered plans and plans mandated by Applicable Law. Such plans are referred to collectively herein as the “Employee Plans.”

(c)      The Company has furnished or made available to Parent (i) accurate and complete copies of all documents constituting each Employee Plan (or a written summary thereof with respect to any Employee Plan that is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States (each, a “Foreign Plan”) or to any other Employee Plan that has not been documented in writing) to the extent currently effective, including all amendments thereto and all related trust documents, (ii) the three most recent available annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) material correspondence within the past two years to or from any Governmental Authority relating to any Employee Plan and (vi) accurate and complete copies of the most recent IRS determination (or opinion) letters with respect to each such applicable Employee Plan. The Company will furnish or make available to Parent, promptly upon request by Parent after the date hereof, any material written Contracts requested by Parent relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts.

(d)      Section 4.18(d) of the Company Disclosure Schedule sets forth each Employee Plan any Acquired Company or any ERISA Affiliate of the Acquired Companies (or any predecessor thereof) sponsors, maintains or contributes to, or has in the preceding six years sponsored, maintained or contributed to, subject to Title IV of ERISA or Section 412 or 430 of the Code (each, a “Pension Plan”). With respect to each Pension Plan: as of the date hereof, (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums payable in the ordinary course); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Company, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or

Section 303 of ERISA; (v) except for the execution and delivery of this Agreement and the transactions contemplated by this Agreement, no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vi) no Lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Company or its Subsidiaries (other than any Lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the transactions contemplated by this Agreement); (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event” ) within the last six years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the transactions contemplated by this Agreement); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(e)      No Acquired Company or any ERISA Affiliate of the Acquired Companies (nor any predecessor thereof) contributes to, or has in the preceding six years contributed to, any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, a multiple employer plan, as defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

(f)      Except as would not have a Company Material Adverse Effect, each Acquired Company (i) has performed all material obligations required to be performed by such Acquired Company under each Employee Plan established or maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services in the United States of America (the “U.S. Employee Plans”) and (ii) is not in material default with respect to or in material violation of, and has no Knowledge of any material default or violation by any other party to, any U.S. Employee Plan. Except as would not have a Company Material Adverse Effect, each U.S. Employee Plan (i) has been established and maintained in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code and (ii) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of the Company, there is no reason why any such determination (or opinion) letter should be revoked or not be reissued.

(g)      Except as provided in this Agreement or as required by Applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or services) entitle any current or former employee or independent contractor of any Acquired Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Compensatory Award held by employees of an Acquired Company as a result of the

Transaction or any termination of employment in connection therewith). No payment or benefit (including vesting of Company Compensatory Awards) that will or may be made by any Acquired Company or their ERISA Affiliates to any current or former employee or other service provider of any Acquired Company is reasonably expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which any Acquired Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h)      Except as set forth on the Company Balance Sheet, no Acquired Company or ERISA Affiliate of the Acquired Companies has any material current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company or any ERISA Affiliate of the Acquired Companies, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent any Acquired Company or any ERISA Affiliate of the Acquired Companies from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in accordance with its terms.

(i)      Except as would not have a Company Material Adverse Effect, with respect to each Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States, each Foreign Plan (i) is in material compliance with the provisions of the Applicable Laws of each jurisdiction in which such Foreign Plan is maintained and has been administered in all material respects in accordance with its terms; (ii) has no material unfunded liabilities that, as of the Effective Time will not be offset by insurance or fully accrued; and (iii) which, under the Applicable Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority has been so registered or approved.

(j)      Each material “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by any Acquired Company has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

(k)      No Acquired Company is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor-related contract or arrangement with a labor union, works council or similar organization. Since October 31, 2010, to the Knowledge of the Company, there have been no attempts by any labor union, works council or similar organization to organize any employees of the Acquired Companies. Each Acquired Company is in compliance with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employment safety and health, immigration, wages and hours, and employee-independent contractor classification, and with respect to employees each Acquired Company (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (in each case, other than routine payments to be made in the ordinary course of business and consistent with past practice), except in each case, for any non-compliance or failure to withhold, report or pay which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending, or the Knowledge of the Company, threatened Proceedings or, to the Knowledge of the Company, investigations, pertaining to employment or employment practices between any Acquired Company and any of its respective current or former employees, in each case, as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)      To the Knowledge of the Company, no employee of any Acquired Company at the level of director or above is in material violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or to the use of trade secrets or proprietary information of any former employer.

(m)      Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law relating to plant closings and layoffs.

Section 4.19     Environmental Matters.

(a)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding or, to the Knowledge of the Company, investigation, is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person affecting any Acquired Company and, with respect to any of the foregoing, alleging violation of any Environmental Law; (ii) each Acquired Company is, and has at all times since January 1, 2014 been, in material compliance with applicable Environmental Laws and applicable Environmental Permits; (iii) none of the properties currently or, to the Company’s Knowledge, formerly owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in amounts exceeding levels which would constitute violations of applicable Environmental Laws by the Company or any of its Subsidiaries; (iv) there have been no releases of any Hazardous Substance at, onto, or from any properties presently or, to the Company’s Knowledge, formerly owned, leased or operated (during or resulting or arising from the time such former properties were owned, leased or operated) by the Company, in violation of applicable Environmental Laws; and (v) to the Knowledge of the Company, there are no pending liabilities or obligations of any Acquired Company under applicable Environmental Law for release of any Hazardous Substance.

(b)      The Company has made available to Parent material, applicable and relevant environmental reports and results of investigations of which the Company has Knowledge and that are in its possession pertaining to the business of any Acquired Company or any property or facility of any Acquired Company for which such Acquired Company has ongoing liability.

The representations set forth in this Section 4.19 constitute the sole and exclusive representations and warranties of the Company relating to environmental matters.

Section 4.20      Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.21     Customers; Suppliers.

(a)      Section 4.21(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer who, in either the year ended October 31, 2015 or the nine months ended July 30, 2016 was one of the 20 largest sources of revenues for the Acquired Companies, based on amounts paid or payable (each, a “Significant Customer”). None of the Acquired Companies has any outstanding material disputes with a Significant Customer other than in the ordinary course of business consistent with past practice, and, to the Knowledge of the Company, no Acquired Company has received written notice of the intention of a Significant Customer to seek to materially reduce the scale of the business conducted with the Acquired Companies. To the Knowledge of the Company, as of the date hereof, none of the Acquired Companies has received written notice from any Significant Customer that such customer shall not continue as a customer of the Acquired Companies (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially modify any existing material Contract with the Acquired Companies (or the Surviving Corporation or Parent).

(b)      Section 4.21(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts payable incurred in respect of, each supplier or other service provider of the Acquired Companies that accounted for more than $25,000,000 of the accounts payable incurred by the Acquired Companies, on a consolidated basis, for the year ended October 31, 2015 or the nine months ended July 30, 2016 (each a “Significant Supplier”). As of the date hereof, none of the Acquired Companies has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Acquired Companies (or the Surviving Corporation or Parent) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Acquired Companies (or the Surviving Corporation or Parent).

Section 4.22     No Brokers.  Except for Evercore Group L.L.C. (the “Company Financial Advisor”), an accurate and complete copy of whose engagement agreement (and all indemnification and other agreements related to such agreement pursuant to which the Company Financial Advisor would be entitled to any payment, commission, fees or expenses in connection with the Merger or any other transactions contemplated by this Agreement) has been provided to Ultimate Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

Section 4.23     Fairness Opinion.  The Company Board of Directors has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement. A signed copy of the written opinion will be delivered to Parent promptly after receipt thereof by the Company.

Section 4.24      Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.07, the Company Board of Directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company or the Transaction.

ARTICLE 5.

Representations and Warranties of Ultimate Parent,

Parent and Merger Sub

Subject to Section 10.05, Ultimate Parent, Parent and Merger Sub each represent and warrant to the Company:

Section 5.01     Corporate Existence and Power.  Each of Ultimate Parent, Parent and Merger Sub is a limited company or corporation, as applicable, in each case duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable.

Section 5.02     Corporate Authorization.  Each of Ultimate Parent, Parent and Merger Sub has all requisite limited company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Ultimate Parent, Parent and

Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder), and no other corporate proceedings on the part of Ultimate Parent, Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Ultimate Parent, Parent and Merger Sub to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by Ultimate Parent, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the legal, valid and binding obligation of each of Ultimate Parent, Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03     Governmental Authorization.  The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement and the consummation by Ultimate Parent, Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, (iv) compliance with any applicable requirements of Exon-Florio, (v) compliance with any applicable rules of NASDAQ and (vi) except where failure to take any such actions or filings would not materially impair the ability of Ultimate Parent, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.04     Non-Contravention.  The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement, the consummation by each of Ultimate Parent, Parent or Merger Sub of the transactions contemplated hereby and the compliance by each of Ultimate Parent, Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Ultimate Parent, Parent or Merger Sub, nor (ii) assuming the consents, approvals, authorizations and compliance with the matters referred to in Section 5.03 have been received and any condition precedent to such consents, approvals, authorizations and compliance has been satisfied, conflict with or result in a violation or breach of any Applicable Law to each of Ultimate Parent, Parent or Merger Sub or by which any property or asset of Ultimate Parent, Parent or Merger Sub is bound or affected, except in the case of this clause (ii), any such conflict or violation that would not prevent, materially delay or materially impair the ability of Ultimate Parent, Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transaction.

Section 5.05     Litigation.

(a)      As of the date of this Agreement, there is no pending Proceeding or, to the Knowledge of Ultimate Parent, Parent or Merger Sub, investigation, or, to the Knowledge of Ultimate Parent, Parent or Merger Sub, threatened in writing against Ultimate Parent, Parent or Merger Sub that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying or making illegal, the Transaction.

(b)      There is no order, writ, injunction, judgment or decree to which any of Ultimate Parent, Parent or Merger Sub are subject and which would materially impair the ability of Ultimate Parent, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.06   No Brokers.  Except for BMO Capital Markets, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Ultimate Parent or its Subsidiaries who might be entitled to any fee or commission from Ultimate Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.07     Ownership of Company Capital Stock.  Ultimate Parent, Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.08     Sufficient Funds.  Parent has currently available cash funds or available borrowing capacity under committed credit facilities in the aggregate sufficient to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including to consummate the Merger and to pay the Merger Consideration, to repay all obligations of the Company under the Credit Agreement and to pay all amounts payable pursuant to Article 3.

ARTICLE 6.

Covenants of the Company

Section 6.01     Conduct of the Company.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, except as expressly contemplated by this Agreement (including as contemplated by Section 6.08), the Company shall, and shall cause each Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, operations and assets, (ii) maintain in effect all of its material foreign, federal, state and local Permits, (iii) keep available the services of present officers and key employees of the Acquired Companies and (iv) preserve intact its relationships with the customers, lenders and suppliers of the Acquired Companies and others having material business relationships with them. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by Section 6.08), as set forth on Section 6.01 of the Company Disclosure Schedule, or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to (A) Section 6.01(b) to the extent relating to dividends or distributions by the Company and (B) Section 6.01(r)), the Company shall not, and shall cause each of the other Acquired Companies not to:

(a)      amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)      declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or securities of any other Acquired Company, other than (i) regular quarterly cash dividends payable by the Company in respect of Company Common Stock in the ordinary course of business consistent with past practice in an amount not exceeding $0.055 per share of Company Common Stock in any fiscal quarter and with a record date set forth on Section 6.01(b) of the Company Disclosure Schedule, (ii) dividends declared and paid by any Subsidiary of the Company to the Company or another Subsidiary of the Company, and (iii) settlement or termination of the Warrants in accordance with Section 7.10 and conversions of the Notes in accordance with the terms of such Notes on the date of this Agreement;

(c)      (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of any other Acquired Company, other than the issuance of any shares of Company Common Stock in accordance with the Company ESPP, upon the exercise of Company Options, settlement of Company PSU Awards or Company RSU Awards or conversion of the Notes that, in each case, are outstanding on the date of this Agreement in accordance with the terms of such awards or securities on the date of this Agreement or granted after the date hereof in accordance with the terms of this Agreement; (ii) settlement or termination of the Warrants in accordance with Section 7.10, or (iii) amend any term of any Company Security or the security of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Compensatory Award to provide for acceleration of vesting as a result of the Transaction or a termination of employment or service related to the Transaction (other than as required by the terms of any Employee Plan in effect as of October 31, 2016 and other than an amendment of the Warrants in accordance with Section 7.10);

(d)      incur any capital expenditures except as contemplated by the Company’s fiscal 2017 budget and capital expenditure plan in effect as of the date of this Agreement and made available to Parent prior to the date of this Agreement (provided, that for purposes of Section 4.07, the reference to the fiscal 2017 budget and capital expenditure plan shall be deemed to be the fiscal 2016 budget and capital expenditure plan with respect to the 2016 fiscal year);

(e)      acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any businesses, divisions of businesses or material portion of assets thereof, other than the acquisition of properties or assets of any Acquired Company by any other Acquired Company;

(f)      sell, lease, license or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the material assets (including any material Intellectual Property Rights and other material intangible assets), securities, properties, interests or businesses of the Acquired Companies other than (i) purchases of Patents with a fair market value of less than $1,000,000, (ii) non-exclusive licenses in the ordinary course of business consistent with past practice of less than $2,000,000, (iii) grant licenses to any Intellectual Property

Rights required by any Standards Body of which any Acquired Company is a member or (iv) settlements not to exceed $3,000,000; provided that in no event shall the Acquired Companies grant any exclusive licenses of any Intellectual Property Rights without Parent’s prior written consent;

(g)      make any loans, advances or capital contributions to, or investments in, (i) any Affiliate (excluding an Affiliate that is an Acquired Company) of any Acquired Company other than in the ordinary course of business consistent with past practice, except as may be required under the Credit Agreement, and (ii) any Person other than an Affiliate of any Acquired Company in an amount in excess of $2,000,000;

(h)      make any payments to any Related Person, other than in the ordinary course of business consistent with past practice or pursuant to an Employee Plan in effect as of the date hereof or otherwise permitted to be established after the date hereof in accordance with the terms of this Agreement;

(i)      create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money other than (i) letters of credit issued and maintained by the Company in the ordinary course of business, (ii) loans or advances from one Acquired Company to another Acquired Company and (iii) indebtedness outstanding as of the date of this Agreement;

(j)      (i) other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or (ii) enter into any Contract (other than any non-material amendments entered into in the ordinary course of business consistent with past practice) that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, provided, that if another subsection of this Section 6.01 governs conduct or actions of the same type or nature as this Section 6.01(j), and such other subsection expressly permits such conduct or actions to be taken by the Acquired Companies in conflict with this Section 6.01(j), then the Acquired Companies shall be permitted to take such conduct or action;

(k)      fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or otherwise material to the conduct of business of the Acquired Companies as currently conducted;

(l)      other than pursuant to the terms of an applicable plan or agreement identified on Section 6.01(l) or Section 4.18 of the Company Disclosure Schedule, or as required by Applicable Law (including to avoid adverse tax consequences under Section 409A of the Code, but, in such case, subject to Parent’s prior review): (i) grant or increase any change-in-control, severance or termination pay to (or amend any such existing arrangement with) any director, officer, consultant or employee of any Acquired Company, (ii) increase benefits payable under any existing change-in-control, severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining or work council agreement, (iv) establish, adopt or amend (except as required by Applicable Law) any bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other Employee Plan covering any director, officer, advisor, consultant or employee of any Acquired Company; (v) promote any employee at the level of senior director or above; (vi) increase compensation, bonus, commission or other benefits payable to any director, officer or employee of any Acquired Company; (vii) enter into any employment or consulting agreement with any existing or prospective employee or other service provider of the Acquired Companies (except for arrangements entered into in the ordinary course of business consistent with past practices that are either (A) terminable at will where permitted by Applicable Law or (B) consistent with the Company’s past practices with respect to notice periods, termination payments and similar provisions where at-will employment is not permitted by Applicable Law); or (viii) terminate any employee at the level of Vice President or above of any Acquired Company, or in respect of the SAN Business, at the level of senior director or above (in each case, other than for cause).

(m)      change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

(n)      commence, settle or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company (other than (A) Proceedings set forth in Section 6.01(n) of the Company Disclosure Schedule, or (B) any other settlement that does not require payment by the Acquired Companies in excess of $3,000,000 as its sole remedy), (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby, in each case, other than in the ordinary course of business;

(o)      make or change any material Tax election; settle or compromise any claim, notice, audit report, proceeding or assessment in respect of material Taxes; change (or file a request to change) any annual Tax accounting period; adopt or change any material accounting method for Taxes; file any material amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than pursuant to customary provisions in contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax), pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax; surrender or forfeit any right to claim a material Tax refund; make any application for, negotiate or conclude any material Tax ruling or arrangement with a Governmental Authority; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(p)      form or acquire any Subsidiaries;

(q)      (i) adopt a plan of complete or partial liquidation or dissolution, or (ii) consummate any merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(r)      (i) transfer a material amount of cash or cash equivalents to the United States from any foreign jurisdiction other than pursuant to Section 6.07(d) or (ii) take any action in furtherance of the Pending Reorganization; or

(s)      agree, resolve or commit to do any of the foregoing.

Section 6.02     Stockholder Approval; Notice.

(a)      The Company shall take all action in accordance with Applicable Law and the certificate of incorporation and bylaws of the Company to establish a record date, duly call, give notice of, convene and hold a meeting of the holders of shares of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholder Meeting”). The Company Stockholder Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as reasonably practicable, and in any event (to the extent permissible under Applicable Law) the Original Date shall be within 45 days following the date on which the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Required Company Stockholder Approval. The Company shall (i) ensure that the Company Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Company Stockholder Meeting are solicited, in compliance with all Applicable Law and (ii) subject to and without limiting the rights of the Company Board of Directors to effect a Change of Board Recommendation pursuant to Section 6.03(f) or Section 6.03(g), use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to obtain the Required Company Stockholder Approval, including such actions as are required by Applicable Law. The adoption of this Agreement, the adjournment of the Company Stockholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement, and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholder Meeting unless otherwise approved in writing by Parent.

(b)      The Company shall consult with Parent regarding the date of the Company Stockholder Meeting and shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, if on the date for which the Company Stockholder Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of shares for the Required Company Stockholder Approval, whether or not a quorum is present, Parent shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Company Stockholder Meeting to a date which shall not be more than 30 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of shares for the Required Company Stockholder Approval, whether or not a quorum is present, the Company may, in its sole discretion, make one or more successive postponements or adjournments of the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not postponed or adjourned to a date beyond the End Date in reliance on this subsection. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholder Meeting if (i) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give holders of shares of Company Common Stock sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Board Recommendation).

(c)      Subject to Section 6.03: (i) the Proxy Statement shall include the Company Board Recommendation and (ii) the Company Board Recommendation shall not be withdrawn, modified or qualified in any manner adverse to Parent, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or publicly proposed (any of the foregoing a “Change of Board Recommendation”).

(d)      Nothing contained in this Section 6.02 shall prohibit the Company Board of Directors from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company’s recommendation to the stockholders of the Company in favor of the adoption of the Agreement, together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under Section 6.03 or actions taken or notices delivered to Ultimate Parent or Parent by the Company that are required by Section 6.03 shall, in each case, be deemed to be a Change of Board Recommendation hereunder, including for purposes of Section 9.01(f).

(e)      Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 9.01, (i) the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company’s obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 9.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the adoption of this Agreement at the Company Stockholder Meeting.

Section 6.03     No Solicitation.

(a)      The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Ultimate Parent, Parent and their Representatives) conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Acquisition Proposal or to the Acquired Companies and their businesses previously furnished by or on behalf of the Acquired Companies or any of their respective Representatives to such Person or such Person’s Representatives. Promptly following the date of this Agreement, the Company shall provide Parent with a certificate signed by the Company’s Chief Executive Officer that shall certify the Company’s compliance with this Section 6.03(a).

(b)      Except as expressly permitted by this Section 6.03, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause each of the other Acquired Companies and their respective directors, executives and other officers not to, and will not authorize or direct any of its or the other Acquired Companies’ respective employees, consultants or Representatives to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or knowingly take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal from any Person (other than Ultimate Parent, Parent and their Representatives); (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person (other than Ultimate Parent, Parent and their Representatives), other than solely to state that the Acquired Companies and their Representatives are prohibited hereunder from engaging in any such discussions or negotiations or solely to the extent necessary to clarify terms or financial capabilities with respect to an Acquisition Proposal which has been received for the Company, in order for the Company Board of Directors to be able to have sufficient information to make the determination described in Section 6.03(d); (iii) furnish to any Person (other than Ultimate Parent, Parent and their Representatives) any non-public information that would reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person (other than any information disclosed in the ordinary course consistent with past practices and not known by the Company to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal); (iv) accept any Acquisition Proposal or enter into any agreement relating to any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.03(d)) with any Person (other than Ultimate Parent, Parent and their

Representatives); or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(c)      From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall promptly (and in any event within 24 hours after Knowledge of the Company or any of the members of its Board of Directors of receipt) provide Parent with: a copy (if in writing) or written summary of material terms (if oral, which written summary may be delivered by email) of any expression of interest, proposal or offer relating to an Acquisition Proposal (including any material modification thereto, which shall include any communications as to the proposed amount or form of consideration, financing terms, if any, and closing conditions), or a copy (if in writing) or written summary (if oral, which written summary may be delivered by email) of any request for non-public information that would reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person (other than any information disclosed in the ordinary course consistent with past practices and not known by the Company to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal), that is, to the Knowledge of the Company or any of the members of its Board of Directors of receipt, received by any Acquired Company or any Representative of any Acquired Company from any Person (other than Parent), including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing (which may be by email) if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(d).

(d)      Notwithstanding Section 6.03(b), if at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval: (i) the Company has received a bona fide written Acquisition Proposal from a third party; (ii) the Company has not materially breached this Section 6.03 with respect to such Acquisition Proposal or such third party; (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; and (iv) after consultation with its outside counsel, the Company Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under the DGCL, then the Company may (A) furnish information with respect to the Acquired Companies to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives and financing sources regarding such Acquisition Proposal; provided that the Company (x) shall not, and shall not allow any of its Representatives or any other Acquired Company or any of its Representatives to, disclose any information to such Person without first entering into a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of any of the Acquired Companies (provided such confidentiality agreement need not contain “standstill” provisions); provided further, to the extent such confidentiality agreement does not include a standstill provision or contains a standstill provision more favorable than the standstill provision contained in Section 6 of the Confidentiality Agreement, such standstill provision in the Confidentiality Agreement shall be inoperative and of no further force or effect, and (y) shall promptly provide to Parent any information concerning the Acquired Companies provided to such other Person which was not previously provided to Parent.

(e)      The Company shall not, and shall cause each other Acquired Company not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which any Acquired Company is a party, and the Company shall, and shall cause each other Acquired Company to, enforce the provisions of each such agreement.

(f)      Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 6.03(g)) if the Company Board of Directors has determined in good faith, after consultation with its outside counsel, that, in light of an Intervening Event and taking into account the results of any negotiations with Parent as contemplated by clause (ii) below and any offer from Parent contemplated by clause (iii) below, that such action is necessary to comply with fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL; provided, however, that the Company Board of Directors may not make a Change of Board Recommendation pursuant to the foregoing unless:

(i)      the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board of Directors’ reason for proposing to effect such Change of Board Recommendation;

(ii)      prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation; and

(iii)      Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such period)

offer to modify the terms and conditions of this Agreement that the Company Board of Directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation.

(g)      Notwithstanding anything to the contrary contained in this Agreement, if the Company receives an Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Parent (including pursuant to clause (ii) below), the Company Board of Directors may at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, if the Company Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary to comply with fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL, (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless the Company complies with the provisions of Section 9.01(g) and Section 9.03 in the time frames specified therein; and provided, further that the Company Board of Directors may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) the Acquired Companies shall not have materially breached this Section 6.03 with respect to such Superior Proposal or the party making such Superior Proposal and (B):

(i)      the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take any action permitted under clause (y) or (z) above with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)      prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.03(g)

with respect to such new written notice, except that references to the four Business Day period above shall be deemed references to a two Business Day period.

For the avoidance of doubt, any actions taken by the Company in accordance with this Section 6.03(g) shall not be deemed to constitute a Change of Board Recommendation.

(h)      Neither the Company nor the Company Board of Directors shall take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in Section 203 of the DGCL or any other Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 9.01(g).

(i)      The Company agrees that any violation of the restrictions set forth in this Section 6.03 by any Representative of any of the Acquired Companies (other than any employee or consultant of an Acquired Company who is not a director, executive or other officer of an Acquired Company) shall be deemed to be a breach of this Agreement (including this Section 6.03) by the Company.

(j)      Promptly following the date of this Agreement, the Company will send a notice (which may be delivered via email) to direct employees of the Acquired Companies to comply with the terms of Section 6.03(a) and Section 6.03(b); provided that the class of employees to receive such notice and the content of such notice shall be mutually agreed to by Parent and the Company and shall include finance, business development and legal employees.

Section 6.04     Access to Information.  Subject to Applicable Law, from the date of this Agreement until the Effective Time, upon reasonable notice and during normal business hours, the Company shall and shall cause each other Acquired Company to (a) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the Representatives of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies; provided, however, that the Acquired Companies shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company (after consultation with outside legal counsel), (i) breach any agreement with any Person to which the Acquired Companies are party or otherwise bound, (ii) constitute a waiver of the attorney-client or other privilege held by any of the Acquired Companies, or (iii) otherwise violate any Applicable Law (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (i) through (iii) above and thereafter the Company and Parent shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired

Companies and shall be subject to the Company’s reasonable security measures. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law.

Section 6.05     Termination of Employee Plans.  Unless Parent directs the Company otherwise in writing no later than five Business Days prior to the Effective Time, the Company Board of Directors (or the board of directors of the applicable Acquired Company) shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”). Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors (or the board of directors of the applicable Acquired Company) authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all Applicable Laws. The Company shall also take (and shall cause each applicable Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require.

Section 6.06      Notices of Certain Events.

(a)      From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of:

(i)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)      any notice or other communication from any Governmental Authority (A) delivered in connection with the transactions contemplated by this Agreement or (B) indicating that a material Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such material Permit has not been obtained;

(iii)      any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or Section 4.14, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv)      any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that the conditions in Section 8.02(a) or Section 8.02(b) would not be satisfied;

(v)      any written notice from NASDAQ asserting any non-compliance with any applicable listing and other rules and regulations of NASDAQ; and

(vi)      any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible, unlikely or materially delayed.

(b)      From the date of this Agreement until the Effective Time, Ultimate Parent, Parent and Merger Sub shall promptly notify the Company of:

(i)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)      any notice or other communication from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

(iii)      any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Parent, threatened against, relating to or involving or otherwise affecting Ultimate Parent, Parent or Merger Sub that relate to the consummation of the transactions contemplated by this Agreement;

(iv)      any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that the conditions in Section 8.03(a) or Section 8.03(b) would not be satisfied; and

(v)      any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible, unlikely or materially delayed.

(c)      No information or knowledge obtained in any investigation or notification pursuant to this Section 6.06, Section 6.04, Section 7.01 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement and no such notice, information or knowledge shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 6.07     Financing Cooperation.

(a)      The Company agrees to use reasonable best efforts to provide such assistance (and to cause the other Acquired Companies, and to use reasonable best efforts to cause its and their respective Representatives, to provide such assistance) with any debt financing undertaken by Ultimate Parent, Parent or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement (the “Debt Financing”) as is reasonably requested by Parent. Such assistance shall include, at the reasonable request of Parent and upon reasonable prior notice, (i) activities reasonably undertaken (or proposed to be undertaken) in connection with the underwriting, syndication or other marketing of the Debt Financing, including participating in a reasonable and limited number of meetings, drafting sessions, rating agency presentations and due diligence sessions, (ii) furnishing Parent and its financing sources with all financial and other information reasonably required by Parent’s financing sources in connection with the Debt Financing, including financial statements, financial data, audit reports and other information regarding the Acquired Companies as reasonably requested by Parent and of a type and form and for periods, in each case, customarily included in offering documents and syndication materials used to syndicate credit facilities and in offering documents used in private placements of securities under Rule 144A of the Securities Act (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections, (2) description of all or any portion of the Debt Financing, including any “description of notes,” (3) risk factors relating to all or any component of the Debt Financing, (4) financial statements in respect of its Subsidiaries, other than as may be required under Section 6.08(a)(v), or (5) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A), (iii) assisting Parent and its lenders in the preparation of customary prospectuses, bank books, offering memoranda, information packages and other customary marketing materials, (iv) furnishing Ultimate Parent and its direct and indirect Subsidiaries and their underwriters and lenders promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and all information reasonably necessary to obtain title and survey, (v) assisting in the preparation of (but not executing and delivering) definitive financing documents, (vi) assisting Parent in connection with its preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent; (vii) using reasonable best efforts to cause its accountants to provide customary “comfort letters” (including customary “negative assurances”) under customary circumstances; and (viii) cooperating with Parent to the extent within the control of the Company, and taking all corporate actions, in each case subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing. The Company shall provide (x) audited consolidated balance sheets and related statements of income and cash flows of the Company for any completed fiscal year ending after the date hereof and at least 90 days prior to the Closing Date and (y) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each completed fiscal quarter ending after the date hereof and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year). Any information provided to Parent or any other Person pursuant to this Section 6.07(a) shall be subject to the Confidentiality Agreement.

(b)      Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or reimburse any expenses or enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing prior to the Effective

Time, (ii) none of the Company or any of its Subsidiaries shall be required to take any action that will conflict with or violate the Company’s or such Subsidiary’s organizational documents or any Applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of or default under, any Material Contract to which the Company or any of its Subsidiaries is a party, and (iii) none of the Company nor any of its Subsidiaries will be required to give any indemnities that are effective prior to the Effective Time, take any action that would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.07 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the Company’s board of directors to approve any financing or Contracts related thereto prior to the Effective Time.

(c)      Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing, and that if the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 8.01 and 8.02, to consummate the Merger.

(d)      At the request of Ultimate Parent or Parent, subject to Applicable Law and the organizational documents of the Company and its Subsidiaries, the Company shall, and shall cause its Subsidiaries to, do all things necessary, proper or advisable (including by reasonably cooperating with Ultimate Parent or Parent) to make available (by way of a dividend, a loan, or such other method, in each case as and to the extent requested by Ultimate Parent or Parent) any cash, cash equivalents and marketable securities (which shall be liquidated for cash at the request of Ultimate Parent or Parent) of the Company and its Subsidiaries, wherever held, for the funding of the consummation of the Transaction, including the amounts payable in connection with the consummation of the Transaction, as close as reasonably practicable but at least one Business Day prior to the Closing Date.

(e)      Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including any attorneys’ fees and Tax Costs) incurred by the Company or its Subsidiaries, as applicable, in connection with the assistance of the Company and its Subsidiaries, as applicable, contemplated by this Section 6.07. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and its Representatives) from and against any and all losses, damages, claims, costs or other expenses (including Tax Costs) suffered or incurred by any of them in connection with the actions contemplated by this Section 6.07. Notwithstanding anything to the contrary in this Section 6.07, Parent shall have no obligation to reimburse or indemnify or hold harmless the Company or its Subsidiaries or Representatives for Tax Costs unless the Closing shall fail to occur within 14 days of the repatriation of such funds at Parent’s direction. In the event of a termination of this Agreement, the Company shall use commercially reasonable efforts to mitigate any losses, damages, claims, costs, Tax Costs or other expenses subject to reimbursement pursuant to this Section 6.07, including by rescinding any dividends or other distributions declared, paid or otherwise made if permitted by Applicable Law and otherwise practicable in the Company’s reasonable discretion.

Section 6.08     Potential Asset Sale Transactions.

(a)      Between the date of this Agreement and the Effective Time, to the extent requested by Parent, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, reasonably cooperate with Parent and its Subsidiaries and its and their respective Representatives, to facilitate Parent’s sale, disposition or other transfer (any such transaction undertaken at Parent’s request, a “Potential Asset Sale Transaction”), at or after the Effective Time, of certain assets or ownership interests held by the Company or its Subsidiaries set forth on Schedule 6.08 hereto (any such assets or interests being “Potential Sale Assets”), including to the extent reasonably requested by Parent:

(i)      permit Persons who Parent identifies to the Company as potential purchasers of the Potential Sale Assets to conduct (and cooperate with such potential purchaser’s) customary due diligence investigations with respect to such Potential Sale Assets (provided that any such potential purchaser executes and delivers to the Company a customary confidentiality agreement in a form reasonably satisfactory to the Company);

(ii)      use reasonable best efforts to seek consents or approvals as may be required under any Contract or Applicable Law that may be applicable to a proposed sale, disposition or other transfer of the Potential Sale Assets, provided that, in connection therewith, no Acquired Company will be required to agree to (A) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) (unless such fee, payment or other consideration is solely due on or after the Effective Time), or (B) the provision of additional security (including a guaranty);

(iii)      deliver such notices and make such filings relating to the sale, disposition or other transfer of Potential Sale Assets, but solely to the extent conditioned on the consummation of the Closing; and

(iv)      use reasonable best efforts to assist Parent in connection with any sale process undertaken by Parent or its Affiliates to sell, dispose of or otherwise transfer the Potential Sale Assets, including by (A) entering into confidentiality agreements on customary terms reasonably satisfactory to the Company with potential purchasers of any Potential Sale Assets, (B) furnishing information regarding any Potential Sale Assets to potential purchasers thereof, (C) using reasonable best efforts to cause senior management and other Representatives of the Company and its Subsidiaries to participate in a reasonable number of meetings, presentations and due diligence sessions with potential purchasers of the Potential Sale Assets and their Representatives and (D) assisting with the preparation of materials for potential purchasers of the Potential Sale Assets, including information memoranda, related presentations and similar documents; and

(v)      use reasonable best efforts to prepare financial statements and other financial data reasonably requested by Parent in connection with any Potential Asset Sale Transaction.

(b)      In connection with any Potential Asset Sale Transaction, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to reasonably cooperate with Parent in preparing for and negotiating legal documentation for the:

(i)      transfer of the Potential Sale Assets, any employees of the Company or its Subsidiaries or any capital stock or equity interests of any of the Company’s Subsidiaries to one or more wholly owned Subsidiaries of the Company on terms designated by Parent, but solely to the extent effective upon or after the Effective Time and conditioned on the consummation of the Closing;

(ii)      transfer and assignment of, at or after the Effective Time and conditioned on the consummation of the Closing, the Company’s and its Subsidiaries’ Contracts that constitute Potential Sale Assets (to the extent permitted by Applicable Laws), and, to the extent permitted by Applicable Laws, any permits, approvals, or authorizations of any Governmental Authority, to one or more wholly owned Subsidiaries of the Company on terms designated by Parent; and

(iii)      arrangement for such transition and support services to the purchaser(s) of the Potential Sale Assets on the terms designated by Parent as are reasonably necessary to operate the Potential Sale Assets or the business of Parent and its Subsidiaries during a specified transition period following the consummation of any Potential Asset Sale Transaction.

provided that none of the transactions contemplated by this Section 6.08(b) shall be required to be consummated until on or after the Effective Time.

(c)      Notwithstanding anything to the contrary in this Section 6.08,

(i)      in connection with any Potential Asset Sale Transaction, no Acquired Company shall be required (but, for the avoidance of doubt, shall be permitted in its discretion), (A) to execute any Contract (other than customary confidentiality agreements referred to above); (B) to incur any liability or obligation prior to the Effective Time; (C) to agree to restrictions on its business or operations prior to the Effective Time, (D) to execute any Contract, agree to any restrictions, or take any other action, in each case, that would violate any Law, including the HSR Act or other Antitrust Law; (E) to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (F) to give any indemnities in connection with the Potential Asset Sale Transactions that are effective prior to the Effective Time; (G) to make any inter-company distributions of cash prior to the Effective Time, other than as contemplated by Section 6.07(d); (H) to take any action that, in the reasonable determination of the Company, would unreasonably and materially interfere with the conduct of the business of the Company and its Subsidiaries; (I) to record any documents in the public record prior to the Effective Time; or (J) to retain the employment of any employees or non-employee service providers of the Acquired Companies;

(ii)      nothing in this Section 6.08 will require (A) any Representative of the Acquired Companies to deliver any certificate or opinion or take any other action under this Section 6.08 that could reasonably be expected to result in personal liability to such Representative; (B) the board of directors (or other equivalent body) of any Acquired Company to approve any Potential Asset Sale Transaction; (C) any Acquired Company to take any action that would conflict with or violate its organizational documents, any Applicable Laws or result in a material violation or material breach of, or material default under, any Contract (so long as the provisions of the Contract were not entered into with the purpose of avoiding the provisions of this Section 6.08); or (D) the Acquired Companies to provide any information (1) the disclosure of which is prohibited under Applicable Law or (2) where access to such information would (x) constitute a waiver of the attorney-client or other privilege held by any of the Acquired Companies, or (y) violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (D) and thereafter the Company, Parent and any applicable potential purchasers of the Potential Sale Assets shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction.

(iii)      the Acquired Companies and Parent shall mutually cooperate to enact appropriate protective measures regarding access to information that may be reasonably designated by the Company as competitively sensitive by potential purchasers of any Potential Sale Assets (which may include redactions, clean-room procedures, electronic dataroom restrictions, in-person diligence requirements or other measures); and

(iv)      in the event that Parent determines that it would be advantageous to consummate any Potential Asset Sale Transaction as of immediately prior to the Effective Time, the Acquired Companies shall be permitted, in their sole discretion, to take such actions as such Acquired Companies deem necessary or desirable in order to facilitate the consummation of such transaction as of immediately prior to the Effective Time.

(d)      The consummation of any of the transactions contemplated by this Section 6.08 shall be contingent upon the occurrence of the Effective Time and effective no earlier than the Effective Time (it being understood that, subject to Section 6.08(c), Parent and Merger Sub may (but the Company shall not be required to do so) enter into agreements or arrangements with a third party to cause the Company to enter into Contracts or arrangements at or after the Effective Time). Parent shall reimburse the Company for all reasonable and documented out-of-pocket fees and expenses of the Acquired Companies incurred by the Acquired Companies in connection with actions taken pursuant to this Section 6.08 at the request of Parent. The Acquired Companies and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement, in each case, which are actually suffered or incurred by them to the extent resulting from any third party claim resulting from actions taken by them pursuant to this Section 6.08 at the request of Parent; provided, however, that the foregoing shall not apply in the event of willful misconduct or gross negligence by any Acquired Company or their respective Representatives.

(e)      None of the representations, warranties or covenants of the Company or any of its Subsidiaries in this Agreement shall be deemed breached or violated by any transactions requested by Parent pursuant to this Section 6.08.

(f)      Parent and Merger Sub each acknowledge and agree that neither the execution nor the consummation of the Potential Asset Sale Transactions or the timing thereof, including identification of a purchaser or purchasers for such transactions, are a condition to the Closing. If the Potential Asset Sale Transactions have not been agreed to or consummated, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.02, to consummate the Merger.

ARTICLE 7.

Additional Covenants of the Parties

Section 7.01     Appropriate Action; Consents; Filings.

(a)      Each of the Company, Ultimate Parent, Parent and Merger Sub shall use reasonable best efforts to: (i) take, or cause to be taken, all appropriate actions and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Ultimate Parent or the Company or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; and (iii) as promptly as reasonably practicable, (and in any event within ten Business Days after the date hereof with respect to the HSR Act), make all necessary registrations, declarations, submissions and filings, and thereafter make any other required registrations, declarations, submissions and filings, and pay any fees due in connection therewith, with respect to this Agreement and the Transaction required under the Exchange Act, any other applicable federal or state securities laws, the HSR Act, any applicable Antitrust Laws, and any other Applicable Law; provided, that the parties shall cooperate with each other in connection with (x) preparing and filing the Proxy Statement and any other required filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the Transaction and (z) seeking any such actions, consents, approvals or waivers or making any such filings, provided, further that the preparation and filing of the Proxy Statement shall be governed by Section 7.02. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.

(b)      The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Transaction and seeking any such actions, consents, approvals or waivers; provided, further, that no Acquired Company will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent, except, in each case, to the extent conditioned on the consummation of the Closing.

(c)      As promptly as practicable after the execution of this Agreement, the parties shall prepare, prefile, and then and as promptly as practicable thereafter, but in no event earlier than five Business Days thereafter, file with CFIUS a joint voluntary notice pursuant to Section 721 of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) with respect to the transactions contemplated by this Agreement. Each party to this Agreement shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS. Subject to Applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under Exon-Florio. The parties, in cooperation with each other, shall use their respective reasonable best efforts to finally and successfully obtain the CFIUS Clearance as promptly as practicable.

(d)      Without limiting the generality of anything contained in this Section 7.01, each party shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Transaction; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other domestic or foreign Governmental Authority regarding the Transaction. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication prior to submission in connection with the Transaction and shall take reasonable account of each other’s views. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion, proposal or other communication made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.

(e)      Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority (including under the HSR Act or Exon-Florio or with respect to DSS or other U.S. national security agencies), neither Ultimate Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to (and, without the consent of Parent (which consent may be withheld in its sole discretion), the Company shall not and shall not permit any of its Subsidiaries or Affiliates to) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Ultimate Parent, the Company or their respective Subsidiaries or Affiliates; provided, that Ultimate Parent agrees that if necessary to receive the necessary approvals or clearances of a Governmental Authority required under the HSR Act or any applicable Antitrust Laws in the jurisdictions set forth on Schedule 8.01(b), Exon-Florio or with respect to DSS or other U.S. national security agencies, Ultimate Parent will agree (and will cause its Subsidiaries to agree) to (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any Potential Sale Asset so long as such agreement or commitment is on commercially reasonable terms (including commercially reasonable timeframes), and does not include any obligation or commitment of the Company, Ultimate Parent or their respective Affiliates beyond that related solely to the Potential Sale Assets or the operation thereof; and (ii) the actions set forth on Schedule 7.01(e).

(f)      To the extent reasonably requested by Parent, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise (including any reorganization or restructuring) to seek any consent, license, permit, waiver, approval, authorization or order related to the maintenance, continuation or transfer of any facility or personnel security clearances held by the Acquired Companies; provided that no such reorganization or restructuring transactions shall be required to be consummated until immediately prior to the Effective Time.

Section 7.02     Proxy Statement.

(a)      As promptly as practicable after the date of this Agreement (and in any event within 15 Business Days after the date of this Agreement, if practicable), the Company shall prepare, in consultation with Parent, and cause to be filed with the SEC a preliminary Proxy Statement and use all reasonable efforts, in consultation with Parent, to:

(i)      obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(ii)      respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(iii)      cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its stockholders containing all information required under Applicable Law to be furnished to the Company’s stockholders in connection with the Merger and the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event within five Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act;

(iv)      promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the

Company’s stockholders, in each case as and to the extent required by Applicable Law; and

(v)      cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)      Parent and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. Parent shall furnish to the Company all information concerning Ultimate Parent, Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Notwithstanding the foregoing, the Company shall have no responsibility with respect to any information supplied by Ultimate Parent, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC or its staff.

(c)      Parent shall use all reasonable efforts to:

(i)      cause the information supplied or to be supplied by or on behalf of Ultimate Parent, Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement not to contain, on the date of the mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and

(ii)      promptly inform the Company if at any time prior to the Effective Time, any event relating to Ultimate Parent, Parent or any of their respective Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement.

Section 7.03      Confidentiality; Public Announcements.

(a)      Ultimate Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of September 6, 2016, by and between Ultimate Parent and the Company (the “Confidentiality Agreement”).

(b)      Without limiting any other provision of this Agreement, each of Ultimate Parent and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement, which such joint press release shall include an announcement regarding the potential sale, disposition or other transfer of the Potential Sale Assets. Thereafter, neither the Company nor Ultimate Parent, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the transactions contemplated hereby or any Acquisition Proposal without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except (i) as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance or (ii) in connection with a Change of Board Recommendation if and to the extent permitted by the terms of this Agreement.

Section 7.04      Form S-8; ESPP; Assumption of Company Compensatory Awards.

(a)      With respect to the Assumed Options, Assumed PSU Awards and Assumed RSU Awards, Ultimate Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the Ultimate Parent Ordinary Shares issuable upon exercise of Assumed Options or settlement of Assumed PSU Awards and Assumed RSU Awards promptly, but in any event no later than 5 Business Days, following the Effective Time. The Company and its counsel shall cooperate with and assist Ultimate Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(b)      The Company shall take such action as may be necessary to (i) cause any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of this Agreement under the Company ESPP to be terminated as of no later than three business days immediately preceding the Effective Time (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period), but otherwise treat any such shortened offering period or purchase period (or similar period) as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; (iv) provide that no further offering periods or purchase periods (or similar periods during which shares may be purchased) shall commence under the Company ESPP on or after the date of this Agreement; (v) provide that no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP on or after the date of this Agreement; (vi) terminate the Company ESPP as of the Final Exercise Date, provided, however, that termination of the Company ESPP shall be subject to the consummation of the Merger. Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares in accordance with the terms of the Company ESPP, and each share purchased by a participant of the Company ESPP and issued thereunder will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.01, subject to withholding of applicable income and employment withholding Taxes. No further Company ESPP Rights will be granted or exercised under the Company ESPP after the Final Exercise Date (except for the right to receive the Merger Consideration pursuant to this Section 7.04(b)). The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP (which termination will be subject to the consummation of the Merger).

(c)      As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards and for the treatment of Cashed Out Compensatory Awards as set forth in Section 3.05.

Section 7.05     Indemnification of Officers and Directors.

(a)      Parent and Merger Sub agree that, subject to Applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of any Acquired Company and his or her heirs and personal representatives (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement between any Acquired Company and such D&O Indemnitee, shall survive the Transaction and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by Applicable Law. In addition, for a period of six years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the Company and its Subsidiaries, as applicable, immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any D&O Indemnitee, except as required by Applicable Law.

(b)      Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, however, that in no event shall the cost of such policies exceed 250% of the last annual premium paid therefor prior to the Effective Time; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)      The provisions of this Section 7.05 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each D&O Indemnitee, and nothing in this Agreement shall affect any indemnification rights that any such D&O Indemnitee may have under the certificate of incorporation or bylaws of any Acquired Company or any Contract or Applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.05 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the consent of such D&O Indemnitee.

(d)      In the event that the Company, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall, unless such corporation or entity (or its successors or assigns, if applicable) is otherwise bound by the obligations set forth in this Section 7.05 by Applicable Law, assume the obligations set forth in this Section 7.05.

Section 7.06     Section 16 Matters.  Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Options, Company PSU Awards, Company RSU Awards or other convertible securities in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 7.07     Stockholder Litigation.  The Company shall (i) as promptly as practicable (and in any event, within two Business Days after Knowledge of the Company or any of the members of its Board of Directors of receipt) inform Parent orally and in writing of any stockholder litigation or other Proceedings brought or threatened in writing against the Company or any of its directors or officers relating to the Transaction and keep Parent fully informed with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such stockholder litigation as such Persons may reasonably request, including all pleadings with respect thereto), (ii) give Parent the opportunity and right to participate in the defense of any such stockholder litigation at Parent’s sole cost and expense, including in any and all Proceedings related to any such stockholder litigation and any proposed settlement or disposition thereof and (iii) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such stockholder litigation or Proceeding without the prior written consent of Parent.

Section 7.08     Employee Matters.

(a)      For a period of one year following the Closing Date, Ultimate Parent shall, or shall cause the Surviving Corporation to, provide each Acquired Company Employee with base salary, bonus opportunity, severance, health and welfare benefits which are no less favorable than the base salary, bonus opportunity, severance, health and welfare benefits, respectively, that each such Acquired Company Employee is entitled or eligible to receive from any Acquired Company as of immediately prior to the Effective Time.

(b)      Ultimate Parent further agrees that, from and after the Closing Date, Ultimate Parent shall, or shall cause the Surviving Corporation, to the extent permitted under such plans and under Applicable Law, to grant all of the Acquired Company Employees credit for any service with such Acquired Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Ultimate Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (but not benefit accrual under any defined benefit plan or frozen benefit plan or vesting under any equity incentive plan) to the same extent as such Acquired Company Employee was entitled, before the Effective Time, to credit for such service under any similar plan in which such Acquired Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Acquired Company Employee, for purposes of qualifying for subsidized early retirement benefits or to the extent that such service was not recognized under any similar Employee Plan of the Company in which the Acquired Company Employee participated or was eligible to participate immediately prior to the Effective Time. In addition, for purposes of each benefit plan of Ultimate Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (“Parent Plans”) providing medical, dental, pharmaceutical, vision and/or other health benefits to any Acquired Company Employee, Ultimate Parent shall use reasonable best efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by an Acquired Company Employee and his or her covered dependents under any Employee Plan as of the Closing Date and (B) for the plan year in which the Effective Time occurs, cause any deductible, co-pay, co-insurance and covered out-of-pocket expenses paid by any Acquired Company Employee (or covered dependent thereof) during the portion of the plan year in which such Acquired Company Employee participated in an Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent Plan in the applicable plan year.

(c)      As soon as administratively practicable following the Effective Time, all participants in any 401(k) Plan of the Company shall become participants in the comparable 401(k) Plan arrangement of Ultimate Parent or an Affiliate of Ultimate Parent, and Ultimate Parent shall establish or designate a comparable 401(k) Plan arrangement of Ultimate Parent or an Affiliate of Ultimate Parent to receive any rollover distributions from such 401(k) Plans of the Company, including rollover of any outstanding loans held by participants of such plans.

(d)      Without limiting the generality of the foregoing, as of the Effective Time, Ultimate Parent shall, or shall cause the Surviving Corporation, to honor the change in control, retention, and severance agreements, arrangements and policies set forth in Section 7.08 of the Company Disclosure Schedule (each a “Company Retention Agreement”), and to refrain from amending or terminating any such Company Retention Agreement prior to the first anniversary of the Effective Time (or such later time as specified in the applicable Company Retention Agreement), except such amendments as may be necessary to avoid the imposition of a tax under Section 409A of the Code; provided that, nothing herein shall prevent Ultimate Parent or an Affiliate of Ultimate Parent from amending any such agreement or plan thereafter in accordance with its terms.

(e)      Ultimate Parent shall require that any acquirer of any Potential Sale Assets provide, for a period of one year following the completion of any Potential Asset Sale Transaction, to each Acquired Company Employee who becomes an employee or other service provider of such acquirer as of immediately following the completion of the applicable Potential Asset Sale Transaction, with (i) each of base salary or, as applicable, base wage rates, and bonus opportunity no less favorable in the aggregate than the base salary or, as applicable, base wage rates and bonus opportunity that each such Acquired Company Employee is entitled or eligible to receive from any Acquired Company as of immediately prior to the Effective Time and (ii) employee benefits that are no less favorable than those employee benefits provided to similarly situated employees (including with respect to seniority, length of service and location of employment) of such acquirer.

(f)      The provisions of this Section 7.08 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Acquired Companies in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan, Parent Plan or any employee or service provider program or arrangement of Ultimate Parent or any of its subsidiaries (including any Employee Plan of the Company prior to the Effective Time), and nothing herein shall be deemed to amend any Employee Plan or Parent Plan to reflect the terms of this Section 7.08.

Section 7.09     Third Party Consents.  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent in connection with the Transaction that may be required from any Person under any Contract, (a) without the prior written consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed), none of the Company or any Acquired Company shall pay or commit to pay to such Person whose approval or consent is being solicited any material cash or other consideration or incur any material liability or other obligation due to such Person (other than any payments which are expressly required pursuant to the terms of such Contract with such Person in effect as of the date of this Agreement) and (b) none of Ultimate Parent, Parent or Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation

Section 7.10     Treatment of Certain Indebtedness.

(a)      The Company, the Surviving Corporation and Parent shall take all necessary action to execute and deliver to the Trustee (as defined in that certain Indenture, dated as of January 14, 2015 (the “Indenture”), under which the Company’s 1.375% Convertible Senior Notes due 2020 (the “Notes”) were issued, between the Company and Wells Fargo Bank, National Association, as Trustee) a supplemental indenture to the Indenture, in form satisfactory to the Trustee and Parent, pursuant to the terms of Section 14.07 of the Indenture, to provide, among other things, that on and after the Effective Time, each holder of the Notes shall have the right to convert such Notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the Merger in respect of each share of Company Common Stock in accordance with, and subject to, the provisions of the Indenture (including any applicable increase in the “Conversion Rate” or decrease in the “Conversion Price” (each as defined in the Indenture) thereunder in connection with the Merger) in each case in accordance with, and subject to the Indenture (including without limitation the time periods specified therein), as a result of the execution and delivery of this Agreement, the Merger and the other transactions contemplated by this Agreement. Prior to the Effective Time, the Company shall otherwise comply with all the other terms of the Indenture.      The Company shall provide Parent and its Representatives reasonable opportunity to review and comment on any written notice or communication to or with holders of the Notes or with the Trustee under the Indenture at least one (1) Business Day prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent or its Representatives. Without the written consent of Parent, the Company will not make any change to the method of settlement for the Notes currently provided as the default settlement method in Section 14.02(a)(iii) of the Indenture (i.e., Combination Settlement (as defined in the Indenture) with a Specified Dollar Amount (as defined in the Indenture) of $1,000 per Note).

(b)      The Company will use commercially reasonable efforts to cooperate with Parent to obtain the consent of the Call Spread Dealers (as defined below) to terminate the Convertible Note Hedge Obligations at or as promptly as practicable following the Effective Time. The Company will use commercially reasonable efforts to involve Parent in connection with any discussions, negotiations or agreements with JPMorgan Chase Bank, National Association, London Branch, Deutsche Bank AG, London Branch, and Wells Fargo Bank, National Association (the “Call Spread Dealers”) or any of their respective Affiliates (including each other counterparty to the Warrants and the Convertible Note Hedge Obligations) with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Warrants or the Convertible Note Hedge Obligations, including with respect to any cash amounts and/or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Warrants or the Convertible Note Hedge Obligations, and the Company will give prior notice to Parent of any such discussions, negotiations or agreements; provided that if such prior notice is not reasonably practicable, the Company shall give Parent notice of any such discussions, negotiations or agreements promptly after such discussions, negotiations or agreements, with a description in reasonable detail thereof. The Company (i) prior to the Effective Time, will not, and will cause its Representatives not to, without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned (x) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or early settlement of, the Warrants or the Convertible Note Hedge Obligations, or (y) exercise any right it may have to terminate, or cause the early settlement or cancellation of, any of the Warrants or Convertible Note Hedge Obligations and (ii) will keep Parent fully informed of all such discussions and negotiations. The Company will use commercially reasonable efforts to timely take all such other actions as may be required in accordance with, and subject to, the terms of the Warrants and the Convertible Note Hedge Obligations, including delivery of any notices or other documents or instruments required to give effect to the foregoing or in connection with the consummation of the Merger, each of which will be so delivered substantially in the form previously provided to Parent for Parent’s review other than to address comments provided by Parent or its Representatives. In addition, the Company will promptly (and, in any event, within five Business Days) provide to Parent a copy of any written notice received from the Call Spread Dealers in connection with the Warrants or the Convertible Note Hedge Obligations (including any written notice with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Warrants or the Convertible Note Hedge Obligations). For the avoidance of doubt, nothing contained herein this Agreement shall prohibit the Company from settling upon conversion of the Notes in accordance with the terms of the Indenture and complying with the terms of the Convertible Note Hedge Obligations in connection therewith and nothing herein shall require the Company to effect a termination or settlement of the Convertible Note Hedge Obligations or the Warrants prior to the Effective Time.

ARTICLE 8.

Conditions to the Transaction

Section 8.01     Conditions to the Obligations of Each Party.  The respective obligations of the Company, Ultimate Parent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) of the following conditions:

(a)      Required Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Approval.

(b)      Governmental Approvals.  The waiting period (and any extension thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Ultimate Parent or its Subsidiaries and the Company, on the one hand, and the Federal Trade Commission or the Department of Justice, on the other, pursuant to which the parties have agreed not to consummate the Merger for any period of time. Any affirmative approval or clearance required under any Antitrust Laws in the foreign jurisdictions identified on Schedule 8.01(b) shall have been obtained or deemed to have been obtained.

(c)      No Injunction.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits or prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transaction that makes consummation of the Transaction illegal.

Section 8.02     Conditions to the Obligations of Ultimate Parent, Parent and Merger Sub.  The obligations of Ultimate Parent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver exclusively by each of Ultimate Parent, Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a)      Representations and Warranties.

(i)      The representations and warranties made by the Company in Section 4.07(a) shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on the Closing Date.

(ii)      Each of the representations and warranties made by the Company in Sections 4.01(a), 4.02, 4.05(a), 4.05(c), 4.05(g), 4.23 and 4.24 (collectively, together with the representations and warranties made by the Company in Section 4.07(a), the “Company Fundamental Representations”) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date (it being understood that the representations and warranties in Section 4.05(a) shall be deemed to be inaccurate in all material respects if the Company’s actual fully diluted capitalization as of the Capitalization Date exceeds by more than 1,200,000 shares the Company’s fully diluted capitalization set forth in Section 4.05(a)); provided, however, that, for purposes of determining the accuracy of such representations and warranties (except for Section 4.01(a)), all materiality or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties shall be disregarded; and

(iii)      Each of the representations and warranties made by the Company in this Agreement other than the Company Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date, (B) except where the failure to be so accurate (considered collectively) has not had and would not reasonably be expected to have, a Company Material Adverse Effect and (C) without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)      Covenants.  Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)      No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)      Executed Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)      a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and to the effect that the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c) have been duly satisfied; and

(ii)      written resignations of all directors of the Company, to be effective as of the Effective Time.

(e)      FIRPTA Certificate.  Parent shall have received a duly executed certificated, dated not more than thirty days prior to the Closing Date, certifying that (i) the Company is not and in the preceding five-year period has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder and (ii) none of the equity interests in the Company constitutes a “United States real property interest” as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder, which certificate shall be in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably satisfactory to Parent.

(f)      Litigation.  There shall not be pending by any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction or that seeks to require the taking of any action or the imposition of any remedy that is not required of Ultimate Parent pursuant to Section 7.01(e).

(g)      CFIUS.  CFIUS Clearance shall have been obtained.

Section 8.03      Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver exclusively by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a)      Representations and Warranties.

(i)      Each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in Sections 5.01, 5.02 and 5.03 (collectively, the “Parent Fundamental Representations”) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties shall be disregarded; and

(ii)      Each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in this Agreement other than the Parent Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date, (B) except where the failure to be so accurate (considered collectively) has not had and would not reasonably be expected to have a material adverse effect on the ability of Ultimate Parent, Parent and Merger Sub to consummate the Merger and (C) without giving effect to any materiality or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)      Covenants.  Each of the covenants and obligations that Ultimate Parent, Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)      Parent Closing Certificate.  The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”).

ARTICLE 9.

Termination

Section 9.01     Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the Transaction may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

(a)      by mutual written agreement of the Company and Parent;

(b)      by either the Company or Parent, if the Transaction has not been consummated on or before May 1, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Transaction to occur on or prior to such date; provided, further, that if the conditions set forth in Section 8.01(b), Section 8.02(f) (to the extent relating to the matters set forth in Section 8.01(b) or Section 8.02(g)) or Section 8.02(g) shall not have been satisfied or waived as of the End Date but all other conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then either the Company or Parent may, in its sole and exclusive discretion, extend the End Date to August 1, 2017 (the “Initial Extension Date”) by providing the other party written notice of such extension on or before the End Date; provided, further, that if the conditions set forth in Section 8.01(b), Section 8.02(f) (to the extent relating to the matters set forth in Section 8.01(b) or Section 8.02(g)) or Section 8.02(g) shall not have been satisfied or waived as of the Initial Extension Date but all other conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then either the Company or Parent may, in its sole and exclusive discretion, extend the Initial Extension Date to November 1, 2017 by providing the other party written notice of such extension on or before the Initial Extension Date;

(c)      by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued any order, injunction or other decree or taken any other action

(including the failure to have taken an action), in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Transaction;

(d)      by Parent if there shall have occurred a Company Material Adverse Effect since the date of this Agreement that is continuing;

(e)      by either Parent or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(e) if the failure to obtain such stockholder approval results from a breach of this Agreement by such party at or prior to the Effective Time;

(f)      by Parent if a Triggering Event shall have occurred;

(g)      by the Company, if prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors shall have determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and in accordance with Section 6.03(g); provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(g) unless (i) the Company is entering into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.03(g) and (ii) the Company shall have made or caused to be made the payment required to be made to Parent pursuant to Section 9.03(b)(iii);

(h)      by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(h) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach; and

(i)      by the Company, if (i) any representation or warranty of Ultimate Parent, Parent or Merger Sub contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.03(a) would not be satisfied or (ii) the covenants or obligations of Ultimate Parent, Parent or Merger Sub contained in this

Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Ultimate Parent, Parent or Merger Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(i) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Ultimate Parent, Parent or Merger Sub, as applicable, is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02     Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, then this Agreement shall become void and of no effect without liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (a) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in the Confidentiality Agreement, Section 6.07(e), Section 6.08(d), Section 7.03, this Section 9.02, Section 9.03 and Article 10, which shall survive any termination of this Agreement and (b) neither Ultimate Parent, Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall be relieved of any obligation or liability arising from any Willful Breach.

Section 9.03     Expenses; Termination Fees.

(a)      Except as set forth in this Section 9.03, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Transaction under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

(b)      If, but only if, this Agreement is terminated:

(i)      (x) by Parent or the Company pursuant to Section 9.01(b) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to the termination of this Agreement and (B) within 12 months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or (2) consummates any Acquisition Transaction, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with the consummation of such transaction if such consummation takes place on a Business Day, and on the next Business Day if the consummation takes place on a day other than a Business Day (provided, however, that for purposes of this Section 9.03(b)(i), the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”);

(ii)      (x) by Parent or the Company pursuant to Section 9.01(e) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to the date of the Company Stockholders Meeting (including any adjournments and postponements thereof), (B) such Acquisition Proposal was publicly disclosed prior to the date of the Company Stockholders Meeting (including any adjournments and postponements thereof) and (C) within 12 months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or (2) consummates an Acquisition Transaction, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with the consummation of such transaction if such consummation takes place on a Business Day, and on the next Business Day if the consummation takes place on a day other than a Business Day (provided, however, that for purposes of this Section 9.03(b)(ii), the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”); or

(iii)      by Parent pursuant to Section 9.01(f) or by the Company pursuant to Section 9.01(g), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with such termination if the termination takes place on a Business Day, and on the next Business Day if the termination takes place on a day other than a Business Day.

(c)      Each of the Company, Ultimate Parent, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Ultimate Parent, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Ultimate Parent, Parent and Merger Sub in the circumstances in which such amount is payable. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 9.03, from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 9.03, the Company shall have no further liability of any kind for any reason in connection with this Agreement or the Transaction other than as set forth in Section 9.02(b) and this Section 9.03.

(d)      Any amounts payable by the Company pursuant to Section 9.03(b) shall be in addition to any amounts payable by the Company pursuant to Section 9.03(a). Any amounts payable pursuant to this Section 9.03 shall be paid by wire transfer of same day funds in accordance with this Section 9.03 to an account designated by Parent, provided that such payments can be delayed and such delay will not give rise to a breach of the Company’s obligations under this Section 9.03 if Parent fails to provide the Company with wiring instructions at least two Business Days prior to the date such fee is to be paid. If the Company fails to pay when due any amount payable under this Section 9.03, then (i) the Company shall reimburse Parent for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.03 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column, plus 350 basis points.

ARTICLE 10.

Miscellaneous

Section  10.01  Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered, in person, (b) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, (c) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission, (d) on receipt after dispatch by registered or certified mail, postage prepaid, (e) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Ultimate Parent, Parent or Merger Sub, to:

Broadcom Corporation

1320 Ridder Park Drive

San Jose, California 95131

Email: bobcat.notices@broadcom.com

Attention: Patricia McCall:

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Christopher L. Kaufman Anthony J. Richmond Chad G. Rolston

Email:	christopher.kaufman@lw.com tony.richmond@lw.com chad.rolston@lw.com if to the Company, to:

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, California 95134

Attention: General Counsel

Email: nodonne@brocade.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Martin W. Korman Bradley L. Finkelstein C. Derek Liu
Email:	mkorman@wsgr.com bfinkelstein@wsgr.com dliu@wsgr.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section  10.02  Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law.

Section  10.03  No Survival of Representations and Warranties.  The representations and warranties of contained herein and in any certificate or other writing delivered at the Closing pursuant hereto shall not survive the Effective Time.

Section 10.04  Amendments and Waivers.

(a)      Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder

Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.05  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but in the case of clause (b) only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on a party’s disclosure schedule shall not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s disclosure schedule relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s disclosure schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 10.06  Binding Effect; Benefit; Assignment.

(a)      The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to Section 7.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b)      No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that, after the Effective Time, Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Ultimate Parent, Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Ultimate Parent, Parent or Merger Sub. Any purported assignment in violation of this Section 10.06(b) shall be void.

Section 10.07  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 10.08  Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.09  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ULTIMATE PARENT, PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.10  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.11  Entire Agreement. This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement, including each of the Exhibits and the Company Disclosure Schedule, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.12  Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13  Ultimate Parent. Ultimate Parent shall cause Parent to comply with and perform all of Parent’s obligations under this Agreement in accordance with the terms hereof.

Section 10.14  Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Lloyd Carney
Name: Lloyd Carney
Title: Chief Executive Officer

BROADCOM LIMITED

By:	/s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer

BROADCOM CORPORATION

By:	/s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer

BOBCAT MERGER SUB, INC.

By:	/s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]